Exhibit 99.2
AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2004 AND 2003
AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2004
Our audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 consist of the following:
Management Report on Internal Control Over Financial Reporting
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2004 and 2003
Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002
Notes to Consolidated Financial Statements

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
      Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control system was designed to provide reasonable assurance to our management and Board of Directors regarding the preparation and fair presentation of published financial statements.
      All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
      We have assessed the effectiveness of our internal control over financial reporting as of December 31, 2004. In making this assessment, we used the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment we believe that, as of December 31, 2004, our internal control over financial reporting is effective based on those criteria.
      Our independent registered public accounting firm has issued an audit report on our assessment of our internal control over financial reporting. This report appears on the following page.
March 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Dean Foods Company
Dallas, Texas
     We have audited the accompanying consolidated balance sheets of Dean Foods Company and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting that the Company maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dean Foods Company and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.
DELOITTE & TOUCHE LLP
Dallas, Texas
March 14, 2005 (December 7, 2005 for the Discontinued Operations caption in Note 2 and the Guarantor Information caption in Note 9)

DEAN FOODS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31
	2004	2003
	(Dollars in thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$27,407	$46,037
Receivables, net of allowance for doubtful accounts of $24,093 and $31,684	828,754	708,819
Inventories	365,403	283,636
Deferred income taxes	143,079	132,009
Prepaid expenses and other current assets	72,439	43,008

Total current assets	1,437,082	1,213,509
Property, plant and equipment	1,813,284	1,643,455
Goodwill	3,100,446	2,802,548
Identifiable intangible and other assets	672,852	571,074
Assets of discontinued operations	732,704	761,950

Total	$7,756,368	$6,992,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$869,163	$863,635
Income taxes payable	40,000	65,528
Current portion of long-term debt	141,012	176,652

Total current liabilities	1,050,175	1,105,815
Long-term debt	3,110,716	2,611,332
Deferred income taxes	483,540	349,375
Other long-term liabilities	322,378	257,111
Liabilities of discontinued operations	125,960	124,924
Commitments and contingencies (Note 18)
Stockholders’ equity:
Preferred stock, none issued
Common stock, 149,222,997 and 154,993,214 shares issued and outstanding, with a par value of $0.01 per share	1,492	1,550
Additional paid-in capital	1,308,172	1,498,025
Retained earnings	1,359,632	1,074,258
Accumulated other comprehensive income (loss)	(5,697)	(29,854)

Total stockholders’ equity	2,663,599	2,543,979

Total	$7,756,368	$6,992,536

See Notes to Consolidated Financial Statements.

DEAN FOODS COMPANY
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
	2004	2003	2002
	(Dollars in thousands, except share data)
Net sales	$10,036,277	$8,390,985	$8,202,248
Cost of sales	7,657,746	6,231,720	6,082,977

Gross profit	2,378,531	2,159,265	2,119,271
Operating costs and expenses:
Selling and distribution	1,434,102	1,273,737	1,246,534
General and administrative	333,179	304,422	318,479
Amortization of intangibles	5,173	3,605	6,224
Facility closing and reorganization costs	24,575	11,787	19,050
Other operating income	(5,899)	(68,719)	—

Total operating costs and expenses	1,791,130	1,524,832	1,590,287

Operating income	587,401	634,433	528,984
Other (income) expense:
Interest expense	198,900	173,945	188,990
Financing charges on trust issued preferred securities	—	14,164	33,578
Equity in (earnings) losses of unconsolidated affiliates	—	(244)	7,899
Other (income) expense, net	(370)	(2,530)	2,953

Total other expense	198,530	185,335	233,420

Income from continuing operations before income taxes	388,871	449,098	295,564
Income taxes	149,710	173,559	106,589
Minority interest in earnings	—	—	30

Income from continuing operations	239,161	275,539	188,945
Loss on sale of discontinued operations, net of tax	—	—	(8,231)
Income from discontinued operations, net of tax	46,213	80,164	56,221

Income before cumulative effect of accounting change	285,374	355,703	236,935
Cumulative effect of accounting change, net of tax	—	—	(61,519)

Net income	$285,374	$355,703	$175,416

Average common shares:
Basic	154,635,979	145,201,412	135,031,274
Diluted	160,704,576	160,695,670	163,163,904
Basic earnings per common share:
Income from continuing operations	$1.55	$1.90	$1.40
Loss on sale of discontinued operations	—	—	(0.06)
Income from discontinued operations	0.30	0.55	0.42
Cumulative effect of accounting change	—	—	(0.46)

Net income	$1.85	$2.45	$1.30

Diluted earnings per common share:
Income from continuing operations	$1.49	$1.77	$1.29
Loss on sale of discontinued operations	—	—	(0.05)
Income from discontinued operations	0.29	0.50	0.35
Cumulative effect of accounting change	—	—	(0.38)

Net income	$1.78	$2.27	$1.21

See Notes to Consolidated Financial Statements.

DEAN FOODS COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
					Other	Total
	Common Stock		Additional	Retained	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Paid-In Capital	Earnings	Income (Loss)	Equity	Income
			(Dollars in thousands, except share data)
Balance, January 1, 2002	131,809,470	$1,318	$961,266	$543,139	$(29,843)	$1,475,880
Issuance of common stock	5,278,170	53	88,578	—	—	88,631
Reclassification of Legacy Dean stock option liability	—	—	30,461	—	—	30,461
Purchase and retirement of treasury stock	(4,126,200)	(41)	(101,192)	—	—	(101,233)
Net income	—	—	—	175,416	—	175,416	$175,416
Other comprehensive income (Note 12):
Change in fair value of derivative instruments	—	—	—	—	(46,803)	(46,803)	(46,803)
Amounts reclassified to income statement related to derivatives	—	—	—	—	24,014	24,014	24,014
Cumulative translation adjustment	—	—	—	—	8,408	8,408	8,408
Minimum pension liability adjustment	—	—	—	—	(11,481)	(11,481)	(11,481)

Comprehensive income							$149,554

Balance, December 31, 2002	132,961,440	1,330	979,113	718,555	(55,705)	1,643,293
Issuance of common stock	5,798,235	58	121,592	—	—	121,650
Exchange of trust issued preferred securities	22,901,839	229	582,757	—	—	582,986
Purchase and retirement of treasury stock	(6,668,300)	(67)	(185,437)	—	—	(185,504)
Net income	—	—	—	355,703	—	355,703	$355,703
Other comprehensive income (Note 12):
Change in fair value of derivative instruments	—	—	—	—	(7,650)	(7,650)	(7,650)
Amounts reclassified to income statement related to derivatives	—	—	—	—	25,610	25,610	25,610
Cumulative translation adjustment	—	—	—	—	18,247	18,247	18,247
Minimum pension liability adjustment	—	—	—	—	(10,356)	(10,356)	(10,356)

Comprehensive income							$381,554

Balance, December 31, 2003	154,993,214	1,550	1,498,025	1,074,258	(29,854)	2,543,979
Issuance of common stock	3,539,783	35	86,437	—	—	86,472
Horizon Organic stock option conversion	—	—	20,635	—	—	20,635
Purchase and retirement of treasury stock	(9,310,000)	(93)	(296,925)	—	—	(297,018)
Net income	—	—	—	285,374	—	285,374	$285,374
Other comprehensive income (Note 12):
Change in fair value of derivative instruments	—	—	—	—	(717)	(717)	(717)
Amounts reclassified to income statement related to derivatives	—	—	—	—	20,723	20,723	20,723
Cumulative translation adjustment	—	—	—	—	17,313	17,313	17,313
Minimum pension liability adjustment	—	—	—	—	(13,162)	(13,162)	(13,162)

Comprehensive income							$309,531

Balance, December 31, 2004	149,222,997	$1,492	$1,308,172	$1,359,632	$(5,697)	$2,663,599

See Notes to Consolidated Financial Statements.

DEAN FOODS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2004	2003	2002
	(In thousands)
Cash flows from operating activities:
Net income	$285,374	$355,703	$175,416
Income from discontinued operations	(46,213)	(80,164)	(56,221)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	206,589	176,668	159,330
(Gain) loss on disposition of assets	4,403	(1,940)	4,551
Gain on sale of operations	(122)	(66,168)	—
Equity in (earnings) loss of unconsolidated affiliates	—	(244)	7,899
Loss on sale of discontinued operations	—	—	8,231
Cumulative effect of accounting change	—	—	47,548
Write-down of impaired assets	5,385	3,093	11,216
Deferred income taxes	135,451	122,477	83,093
Tax savings on equity compensation	18,527	26,380	13,923
Costs related to early extinguishment of debt	32,613	—	—
Other	359	(6,168)	2,839
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(84,566)	(66,570)	93,040
Inventories	(53,791)	(11,526)	19,101
Prepaid expenses and other assets	(3,421)	19,746	3,330
Accounts payable and accrued expenses	(69,882)	(72,031)	(67,173)
Income taxes payable	(9,974)	27,893	19,442

Net cash provided by continuing operations	420,732	427,149	525,565
Net cash provided by discontinued operations	107,865	97,621	126,377

Net cash provided by operating activities	528,597	524,770	651,942
Cash flows from investing activities:
Additions to property, plant and equipment	(333,804)	(271,576)	(230,194)
Cash outflows for acquisitions and investments	(400,035)	(233,997)	(223,463)
Net proceeds from divestitures	—	89,950	145,752
Proceeds from sale of fixed assets	10,617	11,807	6,493

Net cash used in continuing operations	(723,222)	(403,816)	(301,412)
Net cash used in discontinued operations	(23,349)	(32,357)	(12,779)

Net cash used in investing activities	(746,571)	(436,173)	(314,191)
Cash flows from financing activities:
Proceeds from issuance of debt	1,658,846	349,680	637,500
Repayment of debt	(1,216,964)	(322,382)	(992,486)
Payments of deferred financing, debt restructuring and merger costs	(9,801)	(5,200)	(2,887)
Issuance of common stock, net of expenses	67,946	95,270	74,988
Redemption of common stock	(297,018)	(199,521)	(87,211)
Redemption of trust issued preferred securities	—	(2,420)	—

Net cash provided by (used in) financing continuing operations	203,009	(84,573)	(370,096)
Net cash provided by (used in) discontinued operations	(3,665)	(309)	(311)

Net cash provided by (used in) financing activities	199,344	(84,882)	(370,407)

Increase (decrease) in cash and cash equivalents	(18,630)	3,715	(32,656)
Cash and cash equivalents, beginning of period	46,037	42,322	74,978

Cash and cash equivalents, end of period	$27,407	$46,037	$42,322

See Notes to Consolidated Financial Statements.

DEAN FOODS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2004, 2003 and 2002
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Nature of Our Business — We are a leading food and beverage company. Our Dairy Group is the largest processor and distributor of milk and various other dairy products in the United States. The Dairy Group sells its products under a variety of local and regional brands. Our WhiteWave Foods Company (formerly the Branded Products Group) manufacturers, markets and sells a variety of well-known soy, dairy and dairy-related nationally branded products including Silk® soymilk and cultured soy products, Horizon Organic® fluid dairy, juices and other products, International Delight® coffee creamers and LAND O’LAKES® fluid dairy products. We also own the fourth largest dairy processor in Spain.
     Basis of Presentation — Our Consolidated Financial Statements include the accounts of our wholly owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation.
     On June 27, 2005, we completed the spin-off (“Spin-off”) of our indirect majority owned subsidiary TreeHouse Foods, Inc. (“TreeHouse”). Immediately prior to the Spin-off, we transferred to TreeHouse (1) all of the businesses previously conducted by our Specialty Foods Group segment, (2) the Mocha Mix® non-dairy coffee creamer and Second Nature® liquid egg substitute businesses previously conducted by WhiteWave Foods Company, and (3) the foodservice salad dressings businesses, previously conducted by the Dairy Group and WhiteWave Foods Company. In August 2005, we completed the sale of our Marie’s® dips and dressings and Dean’s® dips businesses to Ventura Foods. Our Consolidated Financial Statements contained in this report have been reclassified to give effect to the businesses transferred to TreeHouse, as well as the Marie’s dips and dressings and Dean’s dips businesses as discontinued operations.
     Use of Estimates — The preparation of our Consolidated Financial Statements in conformity with generally accepted accounting principles (“GAAP”) requires us to use our judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from these estimates under different assumptions or conditions.
     Cash Equivalents — We consider temporary cash investments with an original maturity of three months or less to be cash equivalents.
     Inventories — Inventories are stated at the lower of cost or market and are valued using the first-in, first-out (“FIFO”) method. The costs of finished goods inventories include raw materials, direct labor and indirect production and overhead costs.
     Property, Plant and Equipment — Property, plant and equipment are stated at acquisition cost, plus capitalized interest on borrowings during the actual construction period of major capital projects. Also included in property, plant and equipment are certain direct costs related to the implementation of computer software for internal use. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Asset	Useful Life
Buildings and improvements	7 to 40 years
Machinery and equipment	3 to 20 years
     We perform impairment tests when circumstances indicate that the carrying value may not be recoverable. Capitalized leases are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance, which do not improve or extend the life of the assets, are expensed as incurred.
     Intangible and Other Assets — Identifiable intangible assets are amortized over their estimated useful lives as follows:

Asset	Useful Life
Customer relationships	Straight-line method over 5 to 15 years
Customer supply contracts	Straight-line method over the terms of the agreements
Trademarks/trade names	Straight-line method over 5 to 40 years
Noncompetition agreements	Straight-line method over the terms of the agreements
Patents	Straight-line method over 15 years
Deferred financing costs	Interest method over the terms of the related debt
     Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill and other intangible assets determined to have indefinite useful lives are no longer amortized. Instead, we now conduct impairment tests on our goodwill, trademarks and other intangible assets with indefinite lives annually and when circumstances indicate that the carrying value may not be recoverable. To determine whether an impairment exists, we use present value techniques. Upon adoption of SFAS No. 142, we conducted transitional impairment tests and recorded certain impairments during 2002. The results of these tests indicated that the goodwill related to our Puerto Rico operations was impaired at January 1, 2002. In the fourth quarter of 2002, we determined that the impairment that existed as of January 1, 2002 was $37.7 million (net of tax). As required by SFAS No. 142, we recorded the impairment in our income statement as the cumulative effect of accounting change retroactive to the first quarter of 2002. See Note 2 for information related to the sale of our Puerto Rico operations. We also completed an impairment assessment of our intangibles with indefinite useful lives other than goodwill, upon adoption of SFAS No. 142, during the first quarter of 2002 as of January 1, 2002. We determined that an impairment of $47.3 million (net of tax) existed at January 1, 2002. The impairment related to certain trademarks in our Dairy Group and WhiteWave Foods Company segments, and was recorded in the first quarter as the cumulative effect of an accounting change. The fair value of these trademarks was determined using a present value technique.
     Foreign Currency Translation — The financial statements of our foreign subsidiaries are translated to U.S. dollars in accordance with the provisions of SFAS No. 52, “Foreign Currency Translation.” The functional currency of our foreign subsidiaries is generally the local currency of the country. Accordingly, assets and liabilities of the foreign subsidiaries are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at the average rates prevailing during the year. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses in the determination of net income. The cumulative translation adjustment in stockholders’ equity reflects the unrealized adjustments resulting from translating the financial statements of our foreign subsidiaries.
     Minority Interest in Subsidiaries — Minority interest in results of operations of consolidated subsidiaries represents the minority shareholders’ share of the income or loss of various consolidated subsidiaries. Equity in earnings/(losses) represents the proportional share of the earnings or losses of these subsidiaries less any cash distributions made. At December 31, 2004 and 2003, there were no outstanding minority interests.
     Stock-Based Compensation — We have elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for our stock options. All options granted to date have been to employees, officers and directors. No compensation expense has been recognized as the stock options were granted at exercise prices that were at or above market value at the grant date. Compensation expense for grants of stock units (“SUs”) is recognized over the vesting period. See Note 11 for more information about our stock option and SU programs. Had compensation expense been determined for stock option grants using fair value methods provided for in SFAS No. 123, “Accounting for Stock-Based Compensation,” our pro forma net income and net income per common share would have been the amounts indicated below:

	Year Ended December 31
	2004	2003	2002
	(In thousands, except share data)
Net income, as reported	$285,374	$355,703	$175,416
Add: Stock-based compensation expense included in reported net income, net of tax	3,628	2,396	—
Less: Stock-based compensation expense determined under fair value-based methods for all awards, net of tax	(35,281)	(36,614)	(31,249)

Pro forma net income	$253,721	$321,485	$144,167

Net income per share:
Basic — as reported	$1.85	$2.45	$1.30
— pro forma	1.64	2.21	1.07
Diluted — as reported	1.78	2.27	1.21
— pro forma	1.58	2.06	1.01

	Year Ended December 31
	2004	2003	2002
	(In thousands, except share data)
Stock option share data:
Stock options granted during period	2,392,658	3,508,667	7,711,394
Weighted average option fair value	$8.87	$11.61	$9.99
SU data:
SUs granted during period	475,750	806,800	—
Weighted average unit fair value	$31.59	$25.06	—
     The fair value of each stock option grant is calculated using the Black-Scholes option pricing model, with the following assumptions:

	2004	2003	2002
Expected volatility	25%	37 to 38%	38%
Expected dividend yield	0%	0%	0%
Expected option term	5 years	7 years	7 years
Risk-free rate of return	2.98 to 3.81%	3.03 to 4.00%	4.09 to 4.87%
     Sales Recognition and Accounts Receivable — Sales are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the product has been shipped to the customer and there is a reasonable assurance of collection of the sales proceeds. In accordance with Emerging Issues Task Force (“EITF”) 01-09, “Accounting for Consideration Given by a Vendor to a Customer,” sales are reduced by certain sales incentives, some of which are recorded by estimating expense based on our historical experience. We provide credit terms to customers generally ranging up to 30 days, perform ongoing credit evaluation of our customers and maintain allowances for potential credit losses based on historical experience. Estimated product returns, which have not been material, are deducted from sales at the time of shipment.
     Income Taxes — All of our wholly owned U.S. operating subsidiaries are included in our consolidated tax return. In addition, our proportional share of the operations of our former majority-owned subsidiaries and certain of our equity method affiliates, all of which are organized as limited liability companies or limited partnerships, are included in our consolidated tax return. Our foreign subsidiaries are required to file separate income tax returns in their local jurisdictions. Certain distributions from these subsidiaries are subject to U.S. income taxes; however, available tax credits of these subsidiaries may reduce or eliminate these U.S. income tax liabilities. Other foreign earnings are expected to be reinvested indefinitely. At December 31, 2004, no provision had been made for U.S. federal or state income tax on approximately $30.5 million of accumulated foreign earnings.
     Deferred income taxes are provided for temporary differences between amounts recorded in the Consolidated Financial Statements and tax bases of assets and liabilities using current tax rates. Deferred tax assets, including the benefit of net operating loss carry-forwards, are evaluated based on the guidelines for realization and are reduced by a valuation allowance if deemed necessary.
     Advertising Expense — Advertising expense is primarily comprised of media, agency and production expenses. Advertising expenses are charged to income during the period incurred, except for expenses related to the development of a major commercial or media campaign which are charged to income during the period in which the advertisement or campaign is first presented by the media. Advertising expenses charged to income totaled $116.5 million in 2004, $105.5 million in 2003 and $90.8 million in 2002. Additionally, prepaid advertising costs were $3.6 million and $368,000 at December 31, 2004 and 2003, respectively.
     Shipping and Handling Fees — Our shipping and handling costs are included in both cost of sales and selling and distribution expense, depending on the nature of such costs. Shipping and handling costs included in cost of sales reflect inventory warehouse costs, product loading and handling costs and costs associated with transporting finished products from our manufacturing facilities to our own distribution warehouses. Shipping and handling costs included in selling and distribution expense consist primarily of route delivery costs for both company-owned delivery routes and independent distributor routes, to the extent that such independent distributors are paid a delivery fee and the cost of shipping products to customers through third party carriers. Shipping and handling costs that were recorded as a component of selling and distribution expense were approximately $1.09 billion, $956.4 million and $922.1 million during 2004, 2003 and 2002, respectively.
     Insurance Accruals — We retain selected levels of property and casualty risks, primarily related to employee health care, workers’ compensation claims and other casualty losses. Many of these potential losses are covered under conventional insurance programs with third party carriers with high deductible limits. In other areas, we are self-insured with stop-loss coverages. Accrued liabilities for incurred but not reported losses related to these retained risks are calculated based upon loss development factors which contemplate a number of factors including claims history and expected trends. These loss development factors are developed by us in consultation with external insurance brokers and actuaries.
     Facility Closing and Reorganization Costs — We have an on-going facility closing and reorganization strategy. We periodically record facility closing and reorganization charges when we have identified a facility for closure or other reorganization opportunity, developed a plan and notified the affected employees. Effective January 1, 2003, we record these charges in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Facility closings initiated prior to January 1, 2003 continue to be accounted for under the old guidance.
     Comprehensive Income — We consider all changes in equity from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners, to be comprehensive income.
     Stock Split — On June 9, 2003, we effected a three-for-two split of our common stock, and on April 23, 2002, we effected a two-for-one stock split. All share numbers contained in our Consolidated Financial Statements and in these Notes have been adjusted for all periods to reflect the stock splits.
     Recently Adopted Accounting Pronouncements — In December 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” in an attempt to improve financial statement disclosures regarding defined benefit plans. This standard requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. In addition to expanded annual disclosures, we are required to report the various elements of pension and other postretirement benefit costs on a quarterly basis. SFAS No. 132 (revised 2003) is effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003. The expanded disclosure requirements are included in this report.
     On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In April 2004, the FASB issued Staff Position (“FSP”) No. SFAS 106-2 to address the accounting and disclosure requirements related to the Act. The FSP is effective for interim or annual periods beginning after September 15, 2004. Substantially all of our postretirement benefits terminate at age 65. Therefore, the FSP will have no material affect on our Consolidated Financial Statements.
     Recently Issued Accounting Pronouncements — The FASB issued Interpretation No. (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations” in March 2005. This Interpretation clarifies the term “conditional asset retirement obligation” as used in FASB Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”, and also clarifies when an entity should have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We are currently evaluating the impact of FIN No. 47, which will become effective for us in the fourth quarter of 2005, on our Consolidated Financial Statements.
     The FASB issued SFAS No.123(R), “Share-Based Payment” in December 2004. It will require the cost of employee compensation paid with equity instruments to be measured based on grant-date fair values. That cost will be recognized over the vesting period. SFAS No. 123(R) will become effective for us in the first quarter 2006. We are still evaluating the impact of SFAS No. 123(R) on our Consolidated Financial Statements and have not yet determined the transition method we will apply when we adopt the statement. Refer to the section “Stock-Based Compensation” in this Note for an illustration of the pro-forma impact of expensing our stock options in the historical periods.
     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151, which is effective for inventory costs incurred during years beginning after June 15, 2005, clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material, requiring that those items be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads be based on the normal capacity of the production facilities. We do not believe the adoption of this standard will have a material impact on our Consolidated Financial Statements.
     In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 is effective for nonmonetary exchanges occurring in years beginning after June 15, 2005. SFAS No. 153 eliminates the rule in APB No. 29 which excluded from fair value measurement exchanges of similar productive assets. Instead SFAS No. 153 excludes from fair value measurement exchanges of nonmonetary assets that do not have commercial substance. We do not believe the adoption of this standard will have a material impact on our Consolidated Financial Statements.

     Reclassifications — Certain reclassifications have been made to conform the prior years’ Consolidated Financial Statements to the current year classifications.
2. ACQUISITIONS, DIVESTITURES AND DISCONTINUED OPERATIONS
General
     We completed the acquisitions of 22 businesses during 2004, 2003 and 2002. All of these acquisitions were funded with cash flows from operations and borrowings under our credit facility and our accounts receivables-backed facility.
     All acquisitions were accounted for using the purchase method of accounting as of their respective acquisition dates, and accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in our Consolidated Financial Statements. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles, and liabilities assumed based on their fair market values. The excess of the total purchase prices over the fair values of the net assets acquired represented goodwill. In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

	Year Ended December 31
	2004	2003	2002
	(In thousands)
Purchase prices:
Cash paid, net of cash acquired	$400,035	$233,997	$206,307	(1)
Cash acquired in acquisitions	2,539	171	17,870

Total purchase prices	402,574	234,168	224,177
Fair value of net assets acquired:
Assets acquired	259,610	97,633	147,650
Liabilities assumed	(163,270)	(28,771)	(29,172)

Total fair value of net assets acquired	96,340	68,862	118,478

Goodwill	$306,234	$165,306	$105,699

(1)	An additional $15.8 million was paid as part of the acquisition of the former Dean Foods Company (“Legacy Dean”).
     We have not completed the final allocation of purchase price to the fair values of assets and liabilities acquired in 2004, or the related business integration plans. We expect that the ultimate purchase price allocation may include additional adjustments to the fair values of depreciable tangible assets, identifiable intangible assets and the carrying values of certain liabilities. Accordingly, to the extent that such assessments indicate the fair value of the assets and liabilities differ from their preliminary purchase price allocation, such difference would adjust the amounts allocated to the assets and liabilities and would change the amounts allocated to goodwill.
2004 Acquisitions
     Milk Products of Alabama — On October 15, 2004 our Dairy Group acquired Milk Products of Alabama, a dairy manufacturer based in Decatur, Alabama. Milk Products of Alabama had net sales of approximately $34 million in 2003. As a result of this acquisition, we have expanded our production capabilities in the southeastern United States, allowing us to better serve our customers. Milk Products of Alabama’s results of operations are now included in the Morningstar division of our Dairy Group. We paid approximately $23.2 million for the purchase of Milk Products of Alabama, including costs of acquisition, and funded the purchase price with borrowings under our senior credit facility.
     Tiger Foods — On May 31, 2004, Leche Celta, our Spanish subsidiary, acquired Tiger Foods, a dairy processing business with one facility located in Avila, Spain. Tiger Foods, which had net sales of approximately $29 million in 2003, manufactures and distributes branded and private label UHT milk and dairy-based drinks throughout Spain, with an emphasis in the southern and central regions. Tiger Foods’ operations complement our Spanish operations and we expect this acquisition to allow us to reduce our transportation costs for raw milk and finished products due to their geographic proximity to our raw milk suppliers and certain customers. We paid approximately $21.9 million for the purchase of the company, all of which was funded with borrowings under our senior credit facility.

     Soy Processing Facility — On April 5, 2004, our WhiteWave Foods Company acquired a soy processing and packaging plant located in Bridgeton, New Jersey. Prior to the acquisition, the previous owner of the facility co-packed Silk products for us at the facility. As a result of the acquisition, we have increased our in-house processing and packaging capabilities for our soy products, resulting in cost reductions. We paid approximately $25.7 million for the purchase of the facility, all of which was funded using borrowings under our senior credit facility.
     LAND O’LAKES East — In 2002, we purchased a perpetual license to use the LAND O’LAKES brand on certain dairy products nationally, excluding cheese and butter. This perpetual license was subject, however, to a pre-existing sublicense entitling a competitor to manufacture and sell cream, sour cream and whipping cream in certain channels in the eastern United States. Effective March 31, 2004, WhiteWave Foods Company acquired that sublicense and certain customer relationships of the sublicensee (“LAND O’LAKES East”) for an aggregate purchase price of approximately $17 million, all of which was funded using borrowings under our senior credit facility. We now have the exclusive right to use the LAND O’LAKES brand on certain dairy products (other than cheese and butter) throughout the entire United States.
     Ross Swiss Dairies — On January 26, 2004, our Dairy Group acquired Ross Swiss Dairies, a dairy distributor based in Los Angeles, California, which had net sales of approximately $120 million in 2003. As a result of this acquisition, we have increased the distribution capability of our Dairy Group in southern California, allowing us to better serve our customers. Ross Swiss Dairies has historically purchased a significant portion of its products from other processors. Now the majority of products distributed by Ross Swiss Dairies are manufactured in our southern California facilities. We paid approximately $21.8 million, including transaction costs, for the purchase of Ross Swiss Dairies and funded the purchase price with borrowings under our receivables-backed facility.
     Horizon Organic — On January 2, 2004, we completed the acquisition of the 87% of Horizon Organic Holding Corporation (“Horizon Organic”) that we did not already own. Horizon Organic had sales of over $200 million during 2003. We already owned approximately 13% of the outstanding common stock of Horizon Organic as a result of investments made in 1998. Third-party co-packers, including us, have historically done all of Horizon Organic’s manufacturing. During 2003, we produced approximately 27% of Horizon Organic’s fluid dairy products. We also distributed Horizon Organic’s products in several parts of the country. Horizon Organic is a leading branded organic foods company in the United States. Because organic foods are gaining popularity with consumers and because Horizon Organic’s products offer consumers an alternative to our Dairy Group’s traditional dairy products, we believe Horizon Organic is an important addition to our portfolio of brands. The aggregate purchase price for the 87% of Horizon Organic that we did not already own was approximately $287 million, including approximately $217 million of cash paid to Horizon Organic’s stockholders, the repayment of approximately $40 million of borrowings under Horizon Organic’s former credit facilities, and transaction expenses of approximately $9 million, all of which was funded using borrowings under our senior credit facility and our receivables-backed facility. In addition, each of the options to purchase Horizon Organic’s common stock outstanding on January 2, 2004 was converted into an option to purchase .7301 shares of our stock, with an aggregate fair value of approximately $21 million. Beginning with the first quarter of 2004, Horizon Organic’s financial results are reported in our WhiteWave Foods Company segment.
     Other — During 2004, our Dairy Group completed several smaller acquisitions for an aggregate purchase price of $23.3 million.
2003 Acquisitions
     Kohler Mix — On October 15, 2003, we acquired Kohler Mix Specialties, Inc., the dairy products division of Michael Foods, Inc. Kohler’s product line consists primarily of private label ultra-pasteurized ice cream mixes, creamers and creams, sold primarily in the foodservice channel. Kohler is included in the Morningstar division of our Dairy Group segment. The acquisition of Kohler increased the Dairy Group’s ultra-high temperature processing capacity, which we needed to meet the expanding needs of our WhiteWave Foods Company segment. Kohler had net sales of approximately $187.5 million for the 12 months ended August 31, 2003 and has three facilities located in White Bear Lake, Minnesota, Sulphur Springs, Texas and Newington, Connecticut. We paid approximately $158.6 million for the purchase of Kohler, all of which was funded using borrowings under our receivables-backed facility.
     Melody Farms — On June 9, 2003, our Dairy Group acquired Melody Farms, LLC. Melody Farms, which is now a part of the Midwest region of our Dairy Group, is a regional dairy processor based in Livonia, Michigan, that produces fluid dairy and ice cream products from two facilities in Michigan. Our acquisition of Melody Farms expanded our distribution reach and allows us to better serve our customers in the Michigan area. Melody Farms had net sales of approximately $116 million during the 12 months ended March 31, 2003. We paid approximately $52.7 million for Melody Farms, all of which was funded using borrowings under our receivables-backed facility.
     Other — During 2003, our Dairy Group completed several small acquisitions for an aggregate purchase price of $22.6 million.

2002 Acquisitions
     White Wave, Inc. (White Wave) — On May 9, 2002, we acquired the 64% equity interest in White Wave that we did not already own. White Wave, based in Boulder, Colorado, is the maker of Silk soymilk and other soy-based products, and had sales of approximately $125 million during the 12 months ended March 31, 2002. Prior to May 9, 2002, we owned approximately 36% of White Wave, as a result of certain investments made by Legacy Dean beginning in 1999. We decided to purchase the remaining 64% equity interest, for a total price of approximately $192.8 million because of the success that Silk had experienced in the refrigerated soymilk category and we believed it was important that we have a successful branded soymilk offering in order to better serve our customers and consumers.
     Other — In 2002 our Dairy Group made two smaller acquisitions for an aggregate purchase price of $8 million.
Divestitures
     In order to more closely align both our assets and our management resources with our strategic direction, part of our strategy is to divest certain non-core assets. On July 31, 2003, we completed the sale of our frozen pre-whipped topping and frozen coffee creamer operations. We recorded a pre-tax gain on the sale of approximately $66.2 million. Also in July 2003, we sold certain Dairy Group delivery trucks and customer relationships in New York. The proceeds from the sale of businesses during 2003 were approximately $90 million.
Discontinued Operations
     Sale of Marie’s Dips and Dressings and Dean’s Dips — On August 22, 2005, we completed the sale of tangible and intangible assets related to the production and distribution of Marie’s dips and dressings and Dean’s dips to Ventura Foods. We also agreed to license the Dean trademark to Ventura Foods for use on certain non-dairy dips. The sales price was approximately $194 million. The sale of these brands is part of our strategy to focus on our core dairy and branded businesses.
     Spin-off of TreeHouse — On January 25, 2005, we formed TreeHouse. At that time, TreeHouse sold shares of common stock to certain members of a newly retained management team, who purchased approximately 1.67% of the outstanding common stock of TreeHouse, for an aggregate purchase price of $10 million. The proceeds from this transaction were distributed to us as a dividend and are reflected within stockholders’ equity in our Consolidated Balance Sheet.
     On June 27, 2005, we completed the Spin-off. Immediately prior to the Spin-off we transferred to TreeHouse (1) all of the businesses previously conducted by our Specialty Foods Group segment, (2) the Mocha Mix non-dairy coffee creamer and Second Nature liquid egg substitute businesses previously conducted by WhiteWave Foods Company, and (3) the foodservice salad dressings businesses previously conducted by the Dairy Group and WhiteWave Foods Company. The Spin-off was effected by means of a share dividend of the TreeHouse common stock held by us to our stockholders of record on June 20, 2005 (the “Record Date”). In the distribution, our stockholders received one share of TreeHouse common stock for every five shares of our common stock held by them on the Record Date.
     Prior to the Spin-off, we entered into certain agreements with TreeHouse to define our ongoing relationship. These arrangements include agreements that define our respective responsibilities for taxes, employee matters and all other liabilities and obligations related to the transferred businesses. In addition, we entered into a co-pack agreement under which we will continue to manufacture certain products for TreeHouse and TreeHouse will continue to manufacture certain products for us. Our anticipated future sales to and purchases from TreeHouse are not expected to be significant. Following the Spin-off, we have no ownership interest in TreeHouse.
     Prior to the Spin-off, we transferred the obligation, net of estimated related plan assets, for pension and other postretirement benefit plans of transferred employees and retirees to TreeHouse. During the fourth quarter of 2005, we will finalize the preliminary computations and transfer the plan assets related to such obligations.
     Sale of Puerto Rico — On December 30, 2002, we sold our operations in Puerto Rico for a net price of approximately $119.4 million.

     In the first quarter of 2002, we recognized an impairment charge of $37.7 million related to the goodwill of our Puerto Rico operations in accordance with our implementation of SFAS No. 142 “Goodwill and Other Intangible Assets.” This loss is reflected as a cumulative change in accounting principle in our Consolidated Financial Statements.
     Our financial statements have been reclassified to give effect to the businesses transferred to TreeHouse, as well as Marie’s dips and dressings and Dean’s dips businesses and Puerto Rico operations as discontinued operations.
     Net sales and income before taxes generated by discontinued operations were as follows:

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
	2004(1)	2003(1)	2002(1)
	(In thousands)
Net sales	$786,008	793,631	$1,011,124
Income before taxes(2)	73,504	124,457	126,983

(1)	All intercompany sales and expenses have been appropriately eliminated in the table.

(2)	Corporate interest expense of $5.6 million, $7.1 million and $14.3 million in 2004, 2003 and 2002, respectively, was allocated to our Marie’s dips and dressings and Dean’s dips and Puerto Rico discontinued operations based on the ratio of our investment in discontinued operations to total debt and equity.
     Major classes of assets and liabilities of discontinued operations included in our balance sheets are as follows:

	December 31
	2004	2003
	(In thousands)
Current assets	$159,342	$187,372
Goodwill	389,683	395,000
Other non-current assets	183,679	179,578
Current liabilities	56,252	64,578
Non-current liabilities	69,708	60,346
3. INVESTMENTS IN UNCONSOLIDATED AFFILIATES
     Investment in Consolidated Container Company — We own an approximately 27% minority interest, on a fully diluted basis, in Consolidated Container Company (“CCC”), one of the nation’s largest manufacturers of rigid plastic containers and our largest supplier of plastic bottles and bottle components. We have owned our minority interest since July 2, 1999 when we sold our U.S. plastic packaging operations to CCC.
     Since July 2, 1999, our investment in CCC has been accounted for under the equity method of accounting. During 2001, due to a variety of operational difficulties, CCC consistently reported operating results that were significantly weaker than expected, which resulted in significant losses in the third and fourth quarters of 2001. As a result, by late 2001 CCC had become unable to comply with the financial covenants contained in its credit facility. We concluded that our investment was impaired and that the impairment was not temporary so we wrote off our remaining investment during the fourth quarter of 2001.
     In February 2002, CCC’s lenders agreed to restructure CCC’s credit agreement to modify the financial covenants, subject to the agreement of CCC’s primary shareholders to guarantee certain of CCC’s indebtedness. Because CCC is an important and valued supplier of ours, and in order to protect our interest in CCC, we agreed to provide a limited guarantee of up to $10 million of CCC’s revolving credit indebtedness. By late 2002, CCC was again unable to comply with the terms of its credit agreement. CCC’s lenders agreed to again restructure CCC’s credit agreement, subject to the agreement of CCC’s primary shareholders to provide a total of $35 million of additional debt financing to CCC. In the fourth quarter of 2002, we agreed to loan CCC $10 million of the $35 million in additional financing, in exchange for cancellation of our pre-existing $10 million guaranty and the receipt of additional equity. Vestar

Capital Partners, majority owner of CCC, loaned CCC the remaining $25 million. Our loan to CCC is due on December 31, 2007 (or upon the earlier payment in full of CCC’s senior debt) and is secured by a subordinate lien on certain of CCC’s assets. The loan is not scheduled to be repaid until after CCC’s senior debt has been paid. Therefore, our right to enforce payment of the loan is limited prior to payment in full of CCC’s senior debt. The loan bears interest at the prime rate plus 2.25%, or the eurodollar rate plus 3.25%, at CCC’s option. Upon maturity of the loan, we will be entitled to receive a $400,000 fee, plus an additional fee in respect of the unpaid principal amount of the loan from January 10, 2003 to the maturity date of the loan, computed at an annual rate of 11.3%. Under GAAP, we were required to recognize a portion of CCC’s 2002 losses, up to the amount of the loan. The loan was written off in its entirety in the fourth quarter of 2002. Our investment in CCC was recorded at $0 at December 31, 2004 and 2003.
     Less than 1% of CCC is owned indirectly by Alan Bernon, a member of our Board of Directors, and his brother Peter Bernon. Pursuant to our agreements with Vestar, we control two of the seven seats on CCC’s Management Committee. We have long-term supply agreements with CCC to purchase certain of our requirements for plastic bottles and bottle components from CCC. We spent approximately $235.5 million, $167.9 million and $128.7 million on products purchased from CCC for the years ended December 31, 2004, 2003 and 2002, respectively. In the fourth quarter of 2004, we purchased equipment previously owned and operated by CCC totaling $3.2 million.
     Investment in Horizon Organic — At December 31, 2003, we had an approximately 13% interest in Horizon Organic. We accounted for this investment under the equity method of accounting. On January 2, 2004, we acquired the 87% of Horizon Organic that we did not already own and began consolidating Horizon Organic’s results with our financial results. Our investment in Horizon Organic at December 31, 2003 was recorded at $16.6 million, and our equity in earnings included in our consolidated statement of income for 2003 and 2002 was income of $244,000 and a loss of $69,000, respectively.
     Investment in Momentx — As of December 31, 2004 and 2003, we had an approximately 16% interest in Momentx, Inc. Our investment in Momentx at both December 31, 2004 and 2003 was $1.2 million. Momentx is the owner and operator of dairy.com, an online vertical exchange dedicated to the dairy industry. We account for this investment under the cost method of accounting. We spent approximately $664,000, $636,000 and $147,000 on products purchased from dairy.com for the years ended December 31, 2004, 2003 and 2002, respectively.
4. INVENTORIES

	December 31
	2004	2003
	(In thousands)
Raw materials and supplies	$159,366	$159,416
Finished goods	206,037	124,220

Total	$365,403	$283,636

5. PROPERTY, PLANT AND EQUIPMENT

	December 31
	2004	2003
	(In thousands)
Land	$161,519	$150,939
Buildings and improvements	665,416	588,046
Machinery and equipment	1,744,114	1,518,132

	2,571,049	2,257,117
Less accumulated depreciation	(757,765)	(613,662)

Total	$1,813,284	$1,643,455

     For both 2004 and 2003, we capitalized $3.3 million in interest related to borrowings during the actual construction period of major capital projects, which is included as part of the cost of the related asset.

6. INTANGIBLE ASSETS
     The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows:

		WhiteWave
		Foods
	Dairy Group	Company	Other	Total
	(In thousands)
Balance at December 31, 2002	$2,264,093	$312,738	$71,086	$2,647,917
Purchase accounting adjustments	(19,035)	(5,679)	—	(24,714)
Acquisitions	165,306	—	—	165,306
Currency changes and other	—	—	14,039	14,039

Balance at December 31, 2003	2,410,364	307,059	85,125	2,802,548
Purchase accounting adjustments	(16,788)	(23)	—	(16,811)
Acquisitions	49,392	244,436	12,406	306,234
Currency changes and other	—	—	8,475	8,475

Balance at December 31, 2004	$2,442,968	$551,472	$106,006	$3,100,446

     The gross carrying amount and accumulated amortization of our intangible assets other than goodwill as of December 31, 2004 and 2003 are as follows:

	December 31
	2004			2003
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(In thousands)
Intangible assets with indefinite lives:
Trademarks	$537,636	$(6,649)	$530,987	$439,592	$(6,649)	$432,943
Intangible assets with finite lives:
Customer-related	85,167	(14,884)	70,283	39,650	(9,607)	30,043

Total other intangibles	$622,803	$(21,533)	$601,270	$479,242	$(16,256)	$462,986

     In the fourth quarter of 2004, we substantially completed the purchase price allocation related to our acquisition of Horizon Organic, and the preliminary amounts initially allocated to trademarks and customer related intangible assets were adjusted accordingly. In addition, goodwill was adjusted for changes in estimated exit costs under contractual obligations entered into by Horizon Organic prior to our acquisition of them in January 2004.
     Amortization expense on intangible assets for the years ended December 31, 2004, 2003 and 2002 was $5.5 million, $4.2 million and $6.3 million, respectively. Estimated aggregate intangible asset amortization expense for the next five years is as follows:

2005	$6.7 million
2006	6.4 million
2007	6.4 million
2008	6.3 million
2009	6.1 million
     Our goodwill and intangible assets have resulted primarily from acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including trademarks and customer-related intangible assets, with any remaining purchase price recorded as goodwill. Goodwill and trademarks with indefinite lives are not amortized.
     A trademark is recorded with an indefinite life if it has sufficient market share and a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives, which range from five to 40 years. Determining the expected life of a trademark is based on a number of factors including the competitive environment, market share, trademark history and anticipated future trademark support.
     In accordance with SFAS No. 142, we conduct impairment tests of goodwill and intangible assets with indefinite lives annually in the fourth quarter or when circumstances arise that indicate a possible impairment might exist. If the fair value of an evaluated asset is less than its book value, the asset is written down to fair value based on its discounted future cash flows. Our 2004 annual impairment tests of both goodwill and intangibles with indefinite lives indicated no impairments. Our annual impairment test of goodwill conducted in the fourth quarter of 2003 indicated no impairment of goodwill; as a result of the tests on intangibles with indefinite lives an impairment of $2.3 million was recorded for a trademark that we were no longer using.
     Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating environment. If an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is based on discounted future cash flows.
7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31
	2004	2003
	(In thousands)
Accounts payable	$545,177	$482,867
Payroll and benefits	113,509	151,322
Health insurance, workers’ compensation and other insurance costs	59,465	51,345
Other accrued liabilities	151,012	178,101

Total	$869,163	$863,635

8. INCOME TAXES
     The following table presents the 2004, 2003 and 2002 provisions for income taxes.

	Year Ended December 31
	2004(1)	2003(2)	2002(3)
	(In thousands)
Current taxes payable:
Federal	$5,505	$26,153	$4,754
State	3,240	11,763	3,525
Foreign and other	2,925	4,401	3,119
Deferred income taxes	138,040	131,242	95,191

Total	$149,710	$173,559	$106,589

(1)	Excludes $27.3 million income tax expense related to discontinued operations.

(2)	Excludes $44.3 million income tax expense related to discontinued operations.

(3)	Excludes $47.3 income tax expense related to discontinued operations and $29 million income benefit related to a cumulative effect of accounting change.
     The following is a reconciliation of income taxes computed at the U.S. federal statutory tax rate to the income taxes reported in the consolidated statements of income:

	Year Ended December 31
	2004	2003	2002
	(In thousands)
Tax expense at statutory rates	$136,106	$157,186	$103,447
State income taxes	9,681	10,776	13,312
Change in valuation allowance	1,208	7,493	4,527
Favorable tax settlement	—	—	(10,076)
Other	2,715	(1,896)	(4,621)

Total	$149,710	$173,559	$106,589

     The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

	December 31
	2004	2003
	(In thousands)
Deferred income tax assets:
Net operating loss carry-forwards	$14,320	$11,320
Asset valuation reserves	13,581	16,999
Accrued liabilities	173,948	140,207
State and foreign tax credits	9,379	8,389
Derivative instruments	2,498	13,592
Other	(4,544)	8,062
Valuation allowances	(14,765)	(13,557)

	194,417	185,012

Deferred income tax liabilities:
Depreciation and amortization	(511,069)	(384,331)
Basis differences in unconsolidated affiliates	(23,809)	(18,047)

	(534,878)	(402,378)

Net deferred income tax liability	$(340,461)	$(217,366)

     These net deferred income tax assets (liabilities) are classified in our consolidated balance sheets as follows:

	December 31
	2004	2003
	(In thousands)
Current assets	$143,079	$132,009
Noncurrent liabilities	(483,540)	(349,375)

Total	$(340,461)	$(217,366)

     At December 31, 2004, we had approximately $4.4 million of federal tax credits available for carryover to future years. The losses are subject to certain limitations and will expire beginning in 2010.
     A valuation allowance of $14.8 million has been established because we believe it is more likely than not that all of the deferred tax assets relating to state net operating loss and credit carryovers, foreign tax credit carryovers and capital loss carryovers will not be realized prior to the date they are scheduled to expire.
9. LONG-TERM DEBT

	December 31
	2004		2003
	Amount	Interest	Amount	Interest
	Outstanding	Rate	Outstanding	Rate
	(Dollars in thousands)
Senior credit facility	$2,031,100	3.72%	$1,784,053	3.05%
Subsidiary debt obligations:
Senior notes	664,696	6.625–8.15	660,663	6.625–8.15
Receivables-backed facility	500,000	2.83	302,500	1.84
Other lines of credit	30,750	2.64	6,401	2.76
Industrial development revenue bonds	—		8,200	1.35
Capital lease obligations and other	25,182		26,167

	3,251,728		2,787,984
Less current portion	(141,012)		(176,652)

Total	$3,110,716		$2,611,332

     The scheduled maturities of long-term debt, at December 31, 2004, were as follows (in thousands):

2005	$141,703
2006	65,563
2007	978,486
2008	432,530
2009	1,518,850
Thereafter	150,070

Subtotal	3,287,202
Less discounts	(35,474)

Total outstanding debt	$3,251,728

     Senior Credit Facility — Our senior credit facility provides for a $1.5 billion revolving credit facility and a $1.5 billion term loan. At December 31, 2004 there were outstanding term loan borrowings of $1.5 billion under the senior credit facility, and $531.1 million outstanding under the revolving line of credit. Letters of credit in the aggregate amount of $129.3 million were issued but undrawn. At December 31, 2004, approximately $839.6 million was available for future borrowings under the revolving credit facility, subject to satisfaction of certain ordinary course conditions contained in the credit agreement.
     Both the revolving credit facility and term loan bear interest, at our election, at the base rate plus a margin that varies from 0 to 62.5 basis points depending on our credit ratings (as issued by Standard & Poor’s and Moody’s), or LIBOR plus a margin that varies from 75 to 187.5 basis points, depending on our credit ratings (as issued by Standard & Poor’s and Moody’s). The blended interest rate in effect on borrowings under the senior credit facility, including the applicable interest rate margin, was 3.72% at December 31, 2004. However, we had interest rate swap agreements in place that hedged $775 million of our borrowings under the senior credit facility at an average rate of 4.96%, plus the applicable interest rate margin. Interest is payable quarterly or at the end of the applicable interest period.
     Principal payments are required on the term loan as follows:
•	$56.25 million quarterly beginning on December 31, 2006 through September 30, 2008;

•	$262.5 million quarterly beginning on December 31, 2008 through June 30, 2009; and

•	A final payment of $262.5 million on the maturity date of August 13, 2009.
     No principal payments are due on the $1.5 billion revolving credit facility until maturity on August 13, 2009.
     The credit agreement also requires mandatory principal prepayments upon the occurrence of certain asset dispositions or recovery events.
     In consideration for the revolving commitment, we pay a quarterly commitment fee on unused amounts of the revolving credit facility that ranges from 25 to 37.5 basis points, depending on our credit ratings (as issued by Standard & Poor’s and Moody’s).
     The senior credit facility contains various financial and other restrictive covenants and requires that we maintain certain financial ratios, including a leverage and interest coverage ratio. We are currently in compliance with all covenants contained in our credit agreement.
     Our credit agreement permits us to complete acquisitions that meet the following conditions without obtaining prior approval: (1) the acquired company is involved in the manufacture, processing and distribution of food or packaging products or any other line of business in which we are currently engaged, (2) the net cash purchase price is not greater than $500 million, (3) we acquire at least 51% of the acquired entity, (4) the transaction is approved by the Board of Directors or shareholders, as appropriate, of the target and (5) after giving effect to such acquisition on a pro-forma basis, we are in compliance with all financial covenants. All other acquisitions must be approved in advance by the required lenders.
     The senior credit facility also contains limitations on liens, investments and the incurrence of additional indebtedness, and prohibits certain dispositions of property and restricts certain payments, including dividends. The senior credit facility is secured by liens on substantially all of our domestic assets (including the assets of our subsidiaries, but excluding the capital stock of Legacy Dean’s subsidiaries, and the real property owned by Legacy Dean and its subsidiaries).

     The credit agreement contains standard default triggers, including without limitation: failure to maintain compliance with the financial and other covenants contained in the credit agreement, default on certain of our other debt, a change in control and certain other material adverse changes in our business. The credit agreement does not contain any default triggers based on our credit rating.
     In August 2004, we amended our senior credit facility to (1) increase the size of our revolving credit facility from $1 billion to $1.5 billion, (2) increase the size of our term loan A from $850 million to $1.5 billion, (3) eliminate term loans B and C and (4) modify the interest rate and payment terms. When we amended our credit facility, we were required to write-off approximately $32.6 million of deferred financing costs that were incurred in connection with our credit facility prior to the amendment. These costs were being amortized over the previous terms of the revolving credit facility and term loans.
     Senior Notes — Legacy Dean had certain senior notes outstanding at the time of the acquisition, which remain outstanding. The notes carry the following interest rates and maturities:
•	$99.3 million ($100 million face value), at 6.75% interest, maturing in June 2005;

•	$250.3 million ($250 million face value), at 8.15% interest, maturing in 2007;

•	$188 million ($200 million face value), at 6.625% interest, maturing in 2009; and

•	$127.1 million ($150 million face value), at 6.9% interest, maturing in 2017.
     The related indentures do not contain financial covenants but they do contain certain restrictions including a prohibition against Legacy Dean and its subsidiaries granting liens on certain of their real property interests and a prohibition against Legacy Dean granting liens on the stock of its subsidiaries.
     Receivables-Backed Facility — We have entered into a $500 million receivables securitization facility pursuant to which certain of our subsidiaries sell their accounts receivable to four wholly-owned special purpose entities intended to be bankruptcy-remote. The special purpose entities then transfer the receivables to third party asset-backed commercial paper conduits sponsored by major financial institutions. The assets and liabilities of these four special purpose entities are fully reflected on our balance sheet, and the securitization is treated as a borrowing for accounting purposes. During 2004, we made net borrowings of $197.5 million on this facility leaving an outstanding balance of $500 million at December 31, 2004. The receivables-backed facility bears interest at a variable rate based on the commercial paper yield as defined in the agreement. The average interest rate on this facility was 2.83% at December 31, 2004. Our ability to re-borrow under this facility is subject to a standard “borrowing base” formula. At December 31, 2004 there was no remaining availability under this facility.
     Other Lines of Credit — Leche Celta, our Spanish subsidiary, is our only subsidiary with its own lines of credit separate from the credit facility described above. Leche Celta utilizes local commercial lines of credit and receivables factoring facility. At December 31, 2004, a total of $30.75 million was outstanding on these facilities at an average interest rate of 2.64%.
     Industrial Development Revenue Bonds — Certain of our subsidiaries had revenue bonds outstanding in 2003 and 2004. These bonds were secured by irrevocable letters of credit issued by financial institutions, along with first mortgages on the related real property and equipment. In December 2003, we made payments of $9 million, leaving an outstanding balance of $8.2 million at December 31, 2003. During 2004, we repaid the remaining principal balance on these bonds.
     Capital Lease Obligations and Other — Capital lease obligations and other subsidiary debt includes various promissory notes for the purchase of property, plant and equipment and capital lease obligations. The various promissory notes payable provide for interest at varying rates and are payable in monthly installments of principal and interest until maturity, when the remaining principal balances are due. Capital lease obligations represent machinery and equipment financing obligations, which are payable in monthly installments of principal and interest and are collateralized by the related assets financed.
     Letters of Credit — At December 31, 2004, there were $129.3 million of issued but undrawn letters of credit secured by our senior credit facility. The majority of these letters of credit were required by various utilities and government entities for performance and insurance guarantees.
     Interest Rate Agreements — We have interest rate swap agreements in place that have been designated as cash flow hedges against variable interest rate exposure on a portion of our debt, with the objective of minimizing our interest rate risk and stabilizing cash flows. These swap agreements provide hedges for loans under our senior credit facility by limiting or fixing the LIBOR interest rates specified in the senior credit facility at the interest rates noted below until the indicated expiration dates of these interest rate swap agreements.
     The following table summarizes our various interest rate agreements in effect as of December 31, 2004:

Fixed Interest Rates	Expiration Date	Notional Amounts
		(In millions)
5.20% to 6.74%	December 2005	$400
3.65% to 6.78%	December 2006	375
     The following table summarizes our various interest rate agreements in effect as of December 31, 2003:

Fixed Interest Rates	Expiration Date	Notional Amounts
		(In millions)
1.48% to 6.69%	December 2004	$650
5.20% to 6.74%	December 2005	400
6.78%	December 2006	75
     These swaps are required to be recorded as an asset or liability on our consolidated balance sheet at fair value, with an offset to other comprehensive income to the extent the hedge is effective. Derivative gains and losses included in other comprehensive income are reclassified into earnings as the underlying transaction occurs. Any ineffectiveness in our hedges is recorded as an adjustment to interest expense.
     As of December 31, 2004 and 2003, our derivative liability totaled $17.1 million and $48.4 million on our consolidated balance sheet, respectively. This balance includes approximately $15 million and $33.6 million recorded as a component of accounts payable and accrued expenses at December 31, 2004 and 2003, respectively and $2.1 million and $14.8 million recorded as a component of other long-term liabilities at December 31, 2004 and 2003, respectively. There was no hedge ineffectiveness, as determined in accordance with SFAS No. 133, for the years ended December 31, 2004 and 2003, respectively. Approximately $20.7 million and $25.6 million of losses (net of taxes) were reclassified to interest expense from other comprehensive income during the years ended December 31, 2004 and 2003, respectively. We estimate that approximately $9.8 million of net derivative losses (net of taxes) included in other comprehensive income will be reclassified into earnings within the next 12 months. These losses will partially offset the lower interest payments recorded on our variable rate debt.
     We are exposed to market risk under these arrangements due to the possibility of interest rates on the credit facilities falling below the rates on our interest rate swap agreements. Credit risk under these arrangements is remote because the counterparties to our interest rate swap agreements are major financial institutions.
Guarantor Information — In December 2005 we anticipate registering debt securities which we may issue in the future. The debt securities when issued, will be unsecured obligations and will be fully and unconditionally guaranteed by all of our wholly owned U.S. subsidiaries other than our receivables securitization subsidiaries.
     The following condensed consolidating financial statements present the financial position, results of operations and cash flows of the subsidiaries which will enter into a guarantee of such debt, and separately the combined results of the subsidiaries that will not be a party to the guarantees. The non-guarantor subsidiaries reflect our foreign subsidiary operations in addition to our three receivables securitization subsidiaries. We do not allocate interest expense from the receivables based facility to the three receivables securitization subsidiaries. Therefore, the interest costs related to this facility are reflected within the guarantor financial statements.

	Condensed Consolidating Balance Sheet as of
	December 31, 2004
		Non-
	Guarantor	Guarantor	Consolidated
	Entities	Subsidiaries	Totals
		(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$21,471	$5,936	$27,407
Receivables, net	36,425	792,329	828,754
Other current assets	558,587	22,334	580,921

Total current assets	616,483	820,599	1,437,082
Property, plant and equipment	1,708,215	105,069	1,813,284
Goodwill	2,994,440	106,006	3,100,446
Identifiable intangibles and other assets	639,395	33,457	672,852
Assets of discontinued operations	732,704	—	732,704

Total	$6,691,237	$1,065,131	$7,756,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$822,165	$86,998	$909,163
Intercompany notes	(229,781)	229,781	—
Current portion of long-term debt	110,235	30,777	141,012

Total current liabilities	702,619	347,556	1,050,175
Long-term debt	2,626,017	484,699	3,110,716
Other long-term liabilities	921,401	10,477	931,878
Total stockholder’s equity	2,441,200	222,399	2,663,599

Total	$6,691,237	$1,065,131	$7,756,368

	Condensed Consolidating Balance Sheet as of
	December 31, 2003
		Non-
	Guarantor	Guarantor	Consolidated
	Entities	Subsidiaries	Totals
		(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$30,548	$15,489	$46,037
Receivables, net	37,793	671,026	708,819
Other current assets	445,207	13,446	458,653

Total current assets	513,548	699,961	1,213,509
Property, plant and equipment	1,590,517	52,938	1,643,455
Goodwill	2,717,423	85,125	2,802,548
Identifiable intangibles and other assets	546,684	24,390	571,074
Assets of discontinued operations	761,950	—	761,950

Total	$6,130,122	$862,414	$6,992,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$863,302	$65,861	$929,163
Intercompany notes	(319,513)	319,513	—
Current portion of long-term debt	168,606	8,046	176,652

Total current liabilities	712,395	393,420	1,105,815
Long-term debt	2,321,837	289,495	2,611,332
Other long-term liabilities	721,568	9,842	731,410
Total stockholder’s equity	2,374,322	169,657	2,543,979

Total	$6,130,122	$862,414	$6,992,536

	Condensed Consolidating Statements of
	Income for the Year Ended December 31, 2004
		Non-
	Guarantor	Guarantor	Consolidated
	Entities	Subsidiaries	Totals
	(In thousands)
Net sales	$9,663,141	$373,136	$10,036,277
Cost of sales	7,339,654	318,092	7,657,746

Gross profit	2,323,487	55,044	2,378,531
Selling and distribution	1,404,054	30,048	1,434,102
Other operating expense, net	344,050	12,978	357,028
Interest expense	194,667	4,233	198,900
Other (income) expense, net	450	(820)	(370)

Income from continuing operations before income taxes	380,266	8,605	388,871
Income taxes	147,548	2,162	149,710

Income from continuing operations	232,718	6,443	239,161
Income from discontinued operations, net of tax	46,213	—	46,213

Net income	$278,931	$6,443	$285,374

	Condensed Consolidating Statements of
	Income for the Year Ended December 31, 2003
		Non-
	Guarantor	Guarantor	Consolidated
	Entities	Subsidiaries	Totals
	(In thousands)
Net sales	$8,132,588	$258,397	$8,390,985
Cost of sales	6,015,818	215,902	6,231,720

Gross profit	2,116,770	42,495	2,159,265
Selling and distribution	1,255,495	18,242	1,273,737
Other operating expense, net	244,219	6,876	251,095
Interest expense	184,223	3,886	188,109
Other (income) expense, net	(2,208)	(566)	(2,774)

Income from continuing operations before income taxes	435,041	14,057	449,098
Income taxes	169,221	4,338	173,559

Income from continuing operations	265,820	9,719	275,539
Income from discontinued operations, net of tax	80,164	—	80,164

Net income	$345,984	$9,719	$355,703

	Condensed Consolidating Statements of
	Income for the Year Ended December 31, 2002
		Non-
	Guarantor	Guarantor	Consolidated
	Entities	Subsidiaries	Totals
	(In thousands)
Net sales	$7,992,767	$209,481	$8,202,248
Cost of sales	5,907,050	175,927	6,082,977

Gross profit	2,085,717	33,554	2,119,271
Selling and distribution	1,231,762	14,772	1,246,534
Other operating expense, net	338,285	5,468	343,753
Interest expense	217,672	4,896	222,568
Other (income) expense, net	10,036	816	10,852

Income from continuing operations before income taxes	287,962	7,602	295,564
Income taxes	103,399	3,190	106,589
Minority interest in earnings	30	—	30

Income from continuing operations	184,533	4,412	188,945
Loss on sale of discontinued operations, net of tax	(8,231)	—	(8,231)
Income from discontinued operations, net of tax	56,221	—	56,221

Income before cumulative effect of accounting change	232,523	4,412	236,935
Cumulative effect of accounting change, net of tax	(61,519)	—	(61,519)

Net income	$171,004	$4,412	$175,416

	Condensed Consolidating Statements of Cash
	Flows for the Year Ended December 31, 2004
		Non-
	Guarantor	Guarantor	Consolidated
	Entities	Subsidiaries	Totals
	(In thousands)
Net cash provided by (used in) operating activities	$634,872	$(106,275)	$528,597

Additions to property, plant and equipment	(301,186)	(32,618)	(333,804)
Cash outflows for acquisitions and investments	(378,163)	(21,872)	(400,035)
Other	(13,321)	589	(12,732)

Net cash used in investing activities	(692,670)	(53,901)	(746,571)

Proceeds from issuance of debt	1,636,334	22,512	1,658,846
Repayment of debt	(1,216,964)	—	(1,216,964)
Issuance of common stock, net of expenses	67,946	—	67,946
Redemption of common stock	(297,018)	—	(297,018)
Other	(13,466)	—	(13,466)

Net cash provided by financing activities	176,832	22,512	199,344
Net change in intercompany balances	(128,111)	128,111	—

Decrease in cash and cash equivalents	(9,077)	(9,553)	(18,630)
Cash and cash equivalents, beginning of period	30,548	15,489	46,037

Cash and cash equivalents, end of period	$21,471	$5,936	$27,407

	Condensed Consolidating Statements of Cash
	Flows for the Year Ended December 31, 2003
		Non-
	Guarantor	Guarantor	Consolidated
	Entities	Subsidiaries	Totals
	(In thousands)
Net cash provided by (used in) operating activities	$645,239	$(120,469)	$524,770

Additions to property, plant and equipment	(260,021)	(11,555)	(271,576)
Cash outflows for acquisitions and investments	(233,997)	—	(233,997)
Net proceeds from divestitures	89,950	—	89,950
Other	(20,550)	—	(20,550)

Net cash used in investing activities	(424,618)	(11,555)	(436,173)

Proceeds from issuance of debt	347,684	1,996	349,680
Repayment of debt	(275,812)	(46,570)	(322,382)
Issuance of common stock, net of expenses	95,270	—	95,270
Redemption of common stock	(199,521)	—	(199,521)
Other	(7,929)	—	(7,929)

Net cash used in financing activities	(40,308)	(44,574)	(84,882)
Net change in intercompany balances	(191,002)	191,002	—

Increase (decrease) in cash and cash equivalents	(10,689)	14,404	3,715
Cash and cash equivalents, beginning of period	41,237	1,085	42,322

Cash and cash equivalents, end of period	$30,548	$15,489	$46,037

	Condensed Consolidating Statements of Cash
	Flows for the Year Ended December 31, 2002
		Non-
	Guarantor	Guarantor	Consolidated
	Entities	Subsidiaries	Totals
	(In thousands)
Net cash provided by operating activities	$604,520	$47,422	$651,942

Additions to property, plant and equipment	(228,047)	(2,147)	(230,194)
Cash outflows for acquisitions and investments	(223,463)	—	(223,463)
Net proceeds from divestitures	145,752	—	145,752
Other	(6,286)	—	(6,286)

Net cash used in investing activities	(312,044)	(2,147)	(314,191)

Proceeds from issuance of debt	628,931	8,569	637,500
Repayment of debt	(987,377)	(5,109)	(992,486)
Issuance of common stock, net of expenses	74,988	—	74,988
Redemption of common stock	(87,211)	—	(87,211)
Other	(3,198)	—	(3,198)

Net cash provided by (used in) financing activities	(373,867)	3,460	(370,407)
Net change in intercompany balances	49,041	(49,041)	—

Decrease in cash and cash equivalents	(32,350)	(306)	(32,656)
Cash and cash equivalents, beginning of period	73,587	1,391	74,978

Cash and cash equivalents, end of period	$41,237	$1,085	$42,322

10. MANDATORILY REDEEMABLE TRUST ISSUED PREFERRED SECURITIES
     In three separate transactions during the second quarter of 2003, we called for redemption all of our trust-issued preferred securities (“TIPES”). We originally issued $600 million of TIPES in a private placement in 1998. The TIPES were convertible at the option of the holders, at any time, into shares of our common stock and were redeemable, at our option, at any time at specified premiums. In response to our three announced redemption transactions, holders of more than 99% of all outstanding TIPES elected to convert their TIPES into shares of our common stock rather than receive the cash redemption price. Accordingly, during the second quarter of 2003, we issued an aggregate total of approximately 23 million shares of common stock to holders of TIPES in lieu of cash redemption payments, and we paid approximately $2.4 million in cash to holders who did not elect to convert. There are no remaining TIPES outstanding.
11. STOCKHOLDERS’ EQUITY
     Our authorized shares of capital stock include 1 million shares of preferred stock and 500 million shares of common stock with a par value of $.01 per share.
     Stock Award Plans — We currently have two stock award plans with shares remaining available for issuance. These plans, which are our 1997 Stock Option and Restricted Stock Plan and the 1989 Legacy Dean Stock Awards Plan (which we adopted upon completion of our acquisition of Legacy Dean), provide for grants of stock options, restricted stock and other stock-based awards to employees, officers, directors and, in some cases, consultants, up to a maximum of 37.5 million and approximately 5.7 million shares, respectively. Options and other stock-based awards vest in accordance with provisions set forth in the applicable award agreements.
     The following table summarizes the status of our stock option compensation programs:

		Weighted Average
	Options	Exercise Price
Outstanding at January 1, 2002	21,095,790	$14.11
Granted(1)	7,711,394	20.61
Cancelled(2),(3)	(4,297,922)	14.94
Exercised	(4,950,732)	13.79

Outstanding at December 31, 2002	19,558,530	16.55
Granted(1)	3,508,667	25.08
Cancelled(3)	(1,094,262)	20.38
Exercised	(5,373,809)	15.17

Outstanding at December 31, 2003	16,599,126	18.50
Granted(1)	2,392,658	31.37
Options issued to Horizon Organic Option Holders(4)	1,137,308	16.37
Cancelled(3)	(208,152)	22.56
Exercised	(3,073,219)	17.12

Outstanding at December 31, 2004	16,847,721	20.32

Exercisable at December 31, 2002	8,997,098	14.42
Exercisable at December 31, 2003	8,333,658	15.62
Exercisable at December 31, 2004	10,642,287	17.16

(1)	Employee options vest as follows: one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Options granted to non-employee directors vest upon grant. On June 30 of each year, each non-employee director receives an immediately vested option to purchase 7,500 shares of common stock.

(2)	The acquisition of Legacy Dean triggered certain “change in control” rights contained in the Legacy Dean option agreements, which consisted of the right to surrender the options to us, in lieu of exercise, in exchange for cash, provided the options were surrendered prior to March 21, 2002. Options to purchase approximately 2.4 million shares were surrendered.

(3)	Pursuant to the terms of our stock award plans, options that are cancelled or forfeited become available for future grants.

(4)	In connection with our acquisition of Horizon Organic in January 2004, all options to purchase Horizon Organic stock outstanding at the time of the acquisition were converted into options to purchase our stock, most of which were automatically vested when we completed the acquisition.
     The following table summarizes information about options outstanding and exercisable at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted-Average
Range of	Number	Remaining	Weighted-Average	Number	Weighted-Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price
$0.53 to $12.48	2,572,671	3.71	$10.82	2,572,671	$10.83
$12.85 to $14.38	2,174,323	5.64	14.25	2,174,323	14.25
$14.53 to $19.98	1,703,941	4.56	18.14	1,703,941	18.14
$20.35 to $20.35	4,654,281	7.04	20.35	2,743,773	20.35
$20.39 to $24.77	601,103	6.34	23.48	522,111	23.39
$24.79 to $24.79	2,644,824	8.02	24.79	705,750	24.79
$24.89 to $31.17	2,234,571	9.05	31.00	34,839	28.63
$31.50 to $37.31	262,007	9.16	33.83	184,879	34.21
     During 2004, we issued the following shares of restricted stock, all of which were granted to independent members of our Board of Directors as compensation for services rendered as directors during the immediately preceding quarter. Directors’ shares of restricted stock vest one-third on grant, one-third on the first anniversary of grant and one-third on the second anniversary of grant.

		Grant Date
		Fair Value
Period	Number of Shares	Per Share
First quarter	8,508	$33.40
Second quarter	7,344	37.31
Third quarter	7,634	30.20
Fourth quarter	7,888	33.00
     We also issued SUs to certain key employees and directors during 2004 and 2003. Each SU represents the right to receive one share of common stock in the future. SUs have no exercise price. Each employee’s SU grant vests ratably over five years, subject to certain accelerated vesting provisions based primarily on our stock price. SUs granted to non-employee directors vest ratably over three years. The following table summarized the status of our SU compensation program:

	Employees	Directors	Total
Outstanding at December 31, 2002	—	—	—
SUs issued	778,750	28,050	806,800
SUs cancelled	(125,250)	—	(125,250)

Outstanding at December 31, 2003	653,500	28,050	681,550
SUs issued	447,700	28,050	475,750
Shares issued	(101,402)	(5,950)	(107,352)
SUs cancelled	(49,298)	—	(49,298)

SUs outstanding at December 31, 2004	950,500	50,150	1,000,650

Weighted average fair value	$27.73	$34.99	$28.07
Compensation expense recognized in 2004 (in thousands)	$5,636	$321	$5,957
     Rights Plan — On February 27, 1998, our Board of Directors declared a dividend of the right to purchase one half of one common share for each outstanding share of common stock to the stockholders of record on March 18, 1998. The rights are not exercisable until ten days subsequent to the announcement of the acquisition of or intent to acquire a beneficial ownership of 15% or more in Dean Foods Company. At such time, each right entitles the registered holder to purchase from us that number of shares of common stock at an exercise price of $70.00, with a market value of up to two times the exercise price. At any time prior to such date, a required majority may redeem the rights in whole, but not in part, at a price of $0.01 per right. The rights will expire on March 18, 2008, unless our Board of Directors extends the term of, or redeems, the rights.
     Earnings Per Share — Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents during each period. The following table reconciles the numerators and denominators used in the computations of both basic and diluted EPS:

	Year Ended December 31
	2004	2003	2002
	(In thousands, except share data)
Basic EPS computation:
Numerator:
Income from continuing operations	$239,161	$275,539	$188,945
Denominator:
Average common shares	154,635,979	145,201,412	135,031,274
Basic EPS from continuing operations	$1.55	$1.90	$1.40
Diluted EPS computation:
Numerator:
Income from continuing operations	$239,161	$275,539	$188,945
Net effect on earnings from conversion of mandatorily redeemable convertible preferred securities	—	8,994	21,324

Income applicable to common stock	$239,161	$284,533	$210,269

Denominator:
Average common shares — basic	154,635,979	145,201,412	135,031,274
Stock option conversion(1)	5,125,070	5,346,882	5,132,746
SUs	943,527	729,655	—
Dilutive effect of conversion of mandatorily redeemable convertible preferred securities	—	9,417,721	22,999,884

Average common shares — diluted	160,704,576	160,695,670	163,163,904

Diluted EPS from continuing operations	$1.49	$1.77	$1.29

(1)	Stock option conversion excludes anti-dilutive shares of 49,742, 58,344 and 263,655 at December 31, 2004, 2003 and 2002, respectively.

     Stock Repurchases — On September 15, 1998, our Board of Directors authorized a stock repurchase program of up to $100 million. On September 28, 1999, the Board increased the program by $100 million to $200 million and on November 17, 1999 authorized a further increase to $300 million. We depleted the $300 million authorization during the second quarter of 2000, and on May 19, 2000, the Board increased the program by $100 million to $400 million. On November 2, 2000, the Board authorized a further increase to $500 million. On each of January 8, 2003 and February 12, 2003, the Board authorized additional increases of $150 million each. On September 7, 2004 the Board authorized an additional increase of $200 million and on November 2, 2004 the Board authorized an additional increase of $100 million. Set forth in the chart below is a summary of the stock we repurchased pursuant to this program through December 31, 2004.

		No. of Shares of
		Common Stock
Year	Quarter	Repurchased	Purchase Price
			(In millions)
1998	Third	3,000,000	$30.4
	Fourth	1,531,200	15.6
1999	Second	239,100	3.0
	Third	5,551,545	66.7
	Fourth	10,459,524	128.4
2000	First	2,066,400	27.2
	Second	2,898,195	42.2
	Third	4,761,000	77.0
	Fourth	120,000	2.1
2001	First	370,002	6.1
2002	Fourth	4,126,200	101.2
2003	First	4,854,900	128.5
	Third	360,000	9.9
	Fourth	1,453,400	47.1
2004	First	150,000	5.1
	Third	7,825,000	251.9
	Fourth	1,335,000	39.6

	Total	51,101,466	$982.0

     As of December 31, 2004, $118 million was available for spending under this program (not including fees and commissions).
     Repurchased shares are treated as effectively retired in the Consolidated Financial Statements.
12. OTHER COMPREHENSIVE INCOME
     Comprehensive income comprises net income plus all other changes in equity from non-owner sources. The amount of income tax (expense) benefit allocated to each component of other comprehensive income for December 31, 2004 and 2003 are included below.

	Pre-Tax
	Income	Tax Benefit	Net
	(Loss)	(Expense)	Amount
		(In thousands)
Accumulated other comprehensive income, January 1, 2003	$(91,684)	$35,979	$(55,705)
Cumulative translation adjustment	16,210	2,037	18,247
Net change in fair value of derivative instruments	(12,338)	4,688	(7,650)
Amounts reclassified to income statement related to derivatives	43,733	(18,123)	25,610
Minimum pension liability adjustment	(16,792)	6,436	(10,356)

Accumulated other comprehensive income, December 31, 2003	(60,871)	31,017	(29,854)
Cumulative translation adjustment	17,313	—	17,313
Net change in fair value of derivative instruments	(1,443)	726	(717)
Amounts reclassified to income statement related to derivatives	32,754	(12,031)	20,723
Minimum pension liability adjustment	(21,235)	8,073	(13,162)

Accumulated other comprehensive income, December 31, 2004	$(33,482)	$27,785	$(5,697)

13. EMPLOYEE RETIREMENT AND PROFIT SHARING PLANS
     We sponsor various defined benefit and defined contribution retirement plans, including various employee savings and profit sharing plans, and contribute to various multi-employer pension plans on behalf of our employees. Substantially all full-time union and non-union employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in these plans. During 2004, 2003 and 2002, our retirement and profit sharing plan expenses were as follows:

	Year Ended December 31
	2004	2003	2002
		(In thousands)
Defined benefit plans	$9,833	$14,067	$8,207
Defined contribution plans	18,006	15,838	12,812
Multi-employer pension and certain union plans	22,712	23,452	16,959

	$50,551	$53,357	$37,978

     Defined Benefit Plans — The benefits under our defined benefit plans are based on years of service and employee compensation. Our funding policy is to contribute annually the minimum amount required under ERISA regulations.
     As of December 31, 2004, the latest measurement date, the accumulated benefit obligation of the pension plans exceeded the fair value of plan assets. In accordance with SFAS No. 87, “Employer’s Accounting for Pensions”, we recorded an additional minimum pension liability of $21.2 million ($13.2 million, net of tax). The adjustment to the additional minimum pension liability was included in other accumulated comprehensive loss as a direct charge to stockholders’ equity. As of December 31, 2004, the cumulative additional minimum pension charge included in other accumulated comprehensive loss was $57.3 million ($35.6 million, net of tax).
     The following table sets forth the funded status of our defined benefit plans and the amounts recognized in our consolidated balance sheets.

	December 31
	2004	2003
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$254,870	$237,952
Service cost	2,364	2,474
Interest cost	16,231	16,412
Plan participants’ contributions	133	73
Plan amendments	—	8,006
Actuarial loss	27,079	16,710
Effect of settlement	—	(603)
Benefits paid	(25,684)	(26,154)

Benefit obligation at end of year	274,993	254,870

Change in plan assets:
Fair value of plan assets at beginning of year	139,352	115,190
Actual return on plan assets	11,198	23,393
Employer contribution	40,255	27,982
Plan participants’ contributions	133	73
Effect of settlement	—	(1,132)
Benefits paid	(25,684)	(26,154)

Fair value of plan assets at end of year	165,254	139,352

Funded status	(109,739)	(115,518)
Unrecognized net transition obligation	892	999
Unrecognized prior service cost	8,908	9,521
Unrecognized net loss	64,028	40,881

Net amount recognized	$(35,911)	$(64,117)

Amounts recognized in the statement of financial position consist of:
Accrued benefit liability	$(103,461)	$(111,229)
Intangible asset	10,229	11,026
Accumulated other comprehensive income	57,321	36,086

Net amount recognized	$(35,911)	$(64,117)

     A summary of our key actuarial assumptions used to determine benefit obligations as of December 31, 2004 and 2003 follows:

	December 31
	2004	2003
Discount rate	5.75%	6.00 to 6.50%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	4.00%	4.00%
     A summary of our key actuarial assumptions used to determine net periodic benefit cost for 2004, 2003 and 2002 follows:

	Year Ended December 31
	2004	2003	2002
Discount rate	6.00 to 6.50%	6.50 to 6.75%	7.25%
Expected return on plan assets	8.50%	6.75 to 8.50%	6.75 to 9.00%
Rate of compensation increase	4.00%	4.00%	0–5.00%

	December 31
	2004	2003	2002
		(In thousands)
Components of net periodic pension cost:
Service cost	$2,364	$2,474	$1,581
Interest cost	16,231	16,412	17,450
Expected return on plan assets	(12,899)	(9,724)	(13,976)
Amortizations:
Unrecognized transition obligation	107	107	106
Prior service cost	628	708	190
Unrecognized net loss	1,652	1,780	332
Effect of settlement	1,750	2,310	2,524

Net periodic benefit cost	$9,833	$14,067	$8,207

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $275.0 million, $267.0 million and $165.3 million, respectively, as of December 31, 2004 and $254.9 million, $250.3 million and $139.4 million, respectively, as of December 31, 2003. Included in the above pension benefit tables is an unfunded supplemental retirement plan with a liability of $2.2 million and $5.8 million at December 31, 2004 and 2003, respectively.
     In 2004, we consolidated substantially all of our qualified pension plans into one master trust. We retained investment consultants to assist our Investment Committee with the transition of the plans’ assets to the master trust and to help our Investment Committee formulate a long-term investment policy for the newly established master trust. Our current asset mix guidelines under the investment policy target equities at 65% to 75% of the portfolio and fixed income at 25% to 35%.
     We determine our expected long-term rate of return based on our expectations of future returns for the pension plan’s investments based on target allocations of the pension plan’s investments. Additionally, we consider the weighted-average return of a capital markets model that was developed by the plans’ investment consultants and historical returns on comparable equity, debt and other investments. The resulting weighted average expected long-term rate of return on plan assets is 8.5%.
     Our pension plan weighted average asset allocations at December 31, 2004 and 2003 by asset category were as follows:

Asset Category	December 31, 2004	December 31, 2003
Equity securities and limited partnerships	74%	65%
Fixed income securities	25	18
Cash	1	14
Other	—	3

Total	100%	100%

     Equity securities of the plan did not include any investment in our common stock at December 31, 2004 or 2003.
     We expect to contribute $33.7 million to the pension plans for 2005. Estimated pension plan benefit payments for the next ten years are as follows:

2005	$ 9.5 million
2006	7.7 million
2007	9.2 million
2008	9.0 million
2009	9.5 million
Next five years	45.2 million
     Defined Contribution Plans — Certain of our non-union personnel may elect to participate in savings and profit sharing plans sponsored by us. These plans generally provide for salary reduction contributions to the plans on behalf of the participants of between 1% and 20% of a participant’s annual compensation and provide for employer matching and profit sharing contributions as determined by our Board of Directors. In addition, certain union hourly employees are participants in company-sponsored defined contribution plans, which provide for employer contributions in various amounts ranging from $21 to $39 per pay period per participant.
     Multi-Employer Pension and Certain Union Plans — Certain of our subsidiaries contribute to various multi-employer pension and certain union plans, which are administered jointly by management and union representatives and cover substantially all full-time and certain part-time union employees who are not covered by our other plans. The Multi-Employer Pension Plan Amendments Act of 1980 amended ERISA to establish funding requirements and obligations for employers participating in multi-employer plans, principally related to employer withdrawal from or termination of such plans. We could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union/management plans. At this time, we have not established any significant liabilities because withdrawal from these plans is not probable or reasonably possible.
14. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
     Certain of our subsidiaries provide health care benefits to certain retirees who are covered under specific group contracts. As defined by the specific group contract, qualified covered associates may be eligible to receive major medical insurance with deductible and co-insurance provisions subject to certain lifetime maximums.
     The following table sets forth the funded status of these plans and the amounts recognized in our consolidated balance sheets:

	December 31
	2004	2003
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$21,166	$20,978
Service cost	745	981
Interest cost	1,289	1,150
Actuarial loss	1,923	398
Benefits paid	(2,446)	(2,341)

Benefit obligation at end of year	22,677	21,166
Fair value of plan assets at end of year	—	—

Funded status	(22,677)	(21,166)
Unrecognized prior service cost	(650)	(2,552)
Unrecognized net loss	5,654	5,802

Net amount recognized	$(17,673)	$(17,916)

     A summary of our key actuarial assumptions used to determine the benefit obligation as of December 31, 2004 and 2003 follows:

	December 31
	2004	2003
Healthcare inflation:
Initial rate	10.00%	12.00%
Ultimate rate	5.00 to 5.50%	5.00%
Year of ultimate rate achievement	2009	2009
Discount rate	5.75%	6.00 to 6.50%

     The weighted average discount rate used to determine net periodic benefit cost was 6.0% to 6.5%, 6.5% to 6.75% and 7.25% for 2004, 2003 and 2002, respectively.

	December 31
	2004	2003	2002
		(In thousands)
Components of net periodic benefit cost:
Service and interest cost	$2,034	$2,131	$1,822
Amortizations:
Prior service cost	(69)	(207)	(210)
Unrecognized net loss	291	220	133

Net periodic benefit cost	$2,256	$2,144	$1,745

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease
	(In thousands)
Effect on total of service and interest cost components	$161	$(144)
Effect on postretirement obligation	1,949	(1,712)
     We expect to contribute $1.8 million to the postretirement health care plans for 2005. Estimated postretirement health care plan benefit payments for the next ten years are as follows:

2005	$1.8 million
2006	1.9 million
2007	2.1 million
2008	2.1 million
2009	2.2 million
Next five years	10.0 million
15. FACILITY CLOSING AND REORGANIZATION COSTS
     Facility Closing and Reorganization Costs — We recorded net facility closing and reorganization costs of $24.6 million, $11.8 million and $19.1 million during 2004, 2003 and 2002, respectively.
     The charges recorded during 2004 are primarily related to the following:
• Closing Dairy Group manufacturing facilities in Madison, Wisconsin; San Leandro and South Gate, California; Westwego, Louisiana; Pocatello, Idaho and Wilkesboro, North Carolina;
• Reorganizing our WhiteWave Foods Company including consolidating the operations of the three distinct operating units: White Wave, Horizon Organic, and Dean National Brand Group; and
• Transferring Morningstar Foods’ private label and manufacturing operations to the Dairy Group.
The charges recorded during 2003 are primarily related to the following:
• Closing of Dairy Group manufacturing/distribution facilities in Honolulu, Hawaii; South Gate, California; Jamaica, New York; and Akron, Ohio;
• Elimination of certain administrative functions at the Midwest and Northeast regions of our Dairy Group; and

• Realignment of Morningstar Food’s private label business and manufacturing operations into the Dairy Group.
     These charges were accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which became effective for us in January 2003. We expect to incur additional charges related to these restructuring plans of approximately $6.0 million, including an additional $520,000 in work force reduction costs and approximately $5.0 million in shut down and other costs. Approximately $4.9 million and $916,000 of these additional charges are expected to be completed by December 2005 and December 2006, respectively.
     The charges recorded during 2002 are related to the closing of Dairy Group facilities in Bennington, Vermont and Toledo, Ohio, a Dairy Group distribution facility in Winchester, Virginia, and one Morningstar Foods facility in Tempe, Arizona. The charges also reflect additional costs related to severance on the closing of our Dairy Group facility in Port Huron, Michigan in 2001, the shutdown of an ice cream production line at our Englewood, Colorado facility and the closing of a Dairy Group facility’s administrative offices in Grand Rapids, Michigan.
     The principal components of our continued reorganization and cost reduction efforts include the following:
• Workforce reductions as a result of facility closings, facility reorganizations and consolidation of administrative functions;
• Shutdown costs, including those costs that are necessary to prepare abandoned facilities for closure;
• Costs incurred after shutdown such as lease obligations or termination costs, utilities and property taxes;
• Costs associated with the reorganization of the WhiteWave Foods Company supply chain and distribution activities, including termination of certain contractual agreements; and
• Write-downs of property, plant and equipment and other assets, primarily for asset impairments as a result of facilities that are no longer used in operations. The impairments relate primarily to owned buildings, land and equipment at the facilities, which are written down to their estimated fair value and held for sale. The effect of suspending depreciation on the buildings and equipment related to the closed facilities was not significant. The carrying value of closed facilities at December 31, 2004 was approximately $13.2 million. We are marketing these properties for sale.
     We consider several factors when evaluating a potential facility closure, including, among other things, the impact of such a closure on our customers, the impact on production, distribution and overhead costs, the investment required to complete any such closure, and the impact on future investment decisions. Some facility closures are pursued to improve our operating cost structure, while others enable us to avoid unnecessary capital expenditures, allowing us to more prudently invest our capital expenditure dollars in our production facilities and better serve our customers.
     In the second quarter of 2004, we sold a closed Dairy Group facility in Honolulu, Hawaii. In 2003, when we closed this facility, we recorded facility closing costs, which included a write-down in the value of the facility and accruals for certain lease obligations. Because we sold the facility for more than expected, we reversed the impairment charge by recording a credit to restructuring expense of $1.7 million and reversed $470,000 of lease obligations that were cancelled.
     In the first quarter of 2003, we sold a Dairy Group facility in Port Huron, Michigan. In 2001, we closed this facility and recorded facility closing costs, which included a write-down in the value of the facility. We sold the closed facility for more than expected, resulting in a gain of $1.6 million. This gain was recorded as a reduction of facility closing expense in 2003.

     Activity for 2004 and 2003 with respect to facility closing and reorganization costs for exit plans approved after January 1, 2003, which was accounted for under FAS No. 146, is summarized below:

	Accrued			Accrued			Accrued
	Charges at			Charges at			Charges at
	December 31,			December 31,	Charges/		December 31,
	2002	Charges	Payments	2003	(Gain)	Payments	2004
				(In thousands)
Cash charges:
Workforce reduction costs	$—	$8,737	$(2,775)	$5,962	$8,374	$(9,161)	$5,175
Shutdown costs	—	203	(203)	—	5,559	(5,559)	—
Lease obligations after shutdown	—	491	(14)	477	(40)	(363)	74
Settlement of contracts	—	—	—	—	3,788	(3,788)	—
Other	—	971	(918)	53	3,509	(3,560)	2

Subtotal	$—	$10,402	$(3,910)	$6,492	$21,190	$(22,431)	$5,251

Noncash charges:
Write-down of assets		3,093			5,385
Gain on sale of facility		—			(1,695)

Total charges		$13,495			$24,880

     Activity for 2004 and 2003 with respect to facility closing and reorganization costs for exit plans approved before January 1, 2003, which was accounted for under EITF 94-3, is summarized below:

	Accrued			Accrued			Accrued
	Charges at			Charges at			Charges at
	December 31,	Charges/		December 31,	Charges/		December 31,
	2002	(Gain)	Payments	2003	(Gain)	Payments	2004
				(In thousands)
Cash charges:
Workforce reduction costs	$3,882	$234	$(2,673)	$1,443	$(245)	$(805)	$393
Shutdown costs	1,657	(7)	(1,093)	557	54	(324)	287
Lease obligations after shutdown	668	—	(660)	8	—	(8)	—
Other	786	(290)	(212)	284	32	(82)	234

Subtotal	$6,993	(63)	$(4,638)	$2,292	(159)	$(1,219)	$914

Noncash charges:
Gain on sale of facility		(1,645)			(146)

Total charges		$(1,708)			$(305)

     Acquired Facility Closing and Other Exit Costs — As part of our purchase price allocations, we accrue costs from time to time pursuant to plans to exit certain facilities and activities of acquired businesses in order to rationalize production and reduce costs and inefficiencies. During 2004, we accrued costs to close two Dairy Group facilities acquired in 2003 and the Horizon Organic Farm and Education Center acquired in 2004, as well as to exit certain acquired contractual obligations. During 2003, we accrued costs related to the closing of an ice cream facility acquired in July 2003 by our Dairy Group and several facilities were closed in connection with our acquisition of Legacy Dean.
     The principal components of the plans include the following:
• Workforce reductions as a result of facility closings, facility reorganizations and consolidation of administrative functions and offices;
• Shutdown costs, including those costs necessary to clean and prepare abandoned facilities for closure; and
• Costs incurred after shutdown such as lease or termination costs, utilities and property taxes after shutdown of the facility, as well as, costs to exit certain contractual obligations.

     Activity with respect to these acquisition liabilities for 2004 is summarized below:

	Accrued			Accrued			Accrued
	Charges at			Charges at			Charges at
	December 31,			December 31,			December 31,
	2002	Accruals	Payments	2003	Accruals	Payments	2004
Workforce reduction costs	$7,542	$100	$(5,244)	$2,398	$2,405	$(2,668)	$2,135
Shutdown and exit costs	4,556	500	(1,920)	3,136	82,270	(3,640)	81,766

Total	$12,098	$600	$(7,164)	$5,534	$84,675	$(6,308)	$83,901

16. OTHER OPERATING (INCOME) EXPENSE
     In the fourth quarter of 2004 we recognized a $5.9 million gain primarily related to the settlement of litigation.
     In the third quarter of 2003, we recognized a gain on the sale of our frozen pre-whipped topping and frozen creamer operations of $66.2 million. During the fourth quarter of 2003, we recognized $2.5 million of other operating income as a result of certain contingencies related to the divestiture of 11 facilities in 2001 being favorably resolved.
17. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31
	2004	2003	2002
	(In thousands)
Cash paid for interest and financing charges, net of capitalized interest	$155,015	$175,637	$212,448
Cash paid for taxes	27,453	19,788	44,738
Noncash transactions:
Exchange of trust issued preferred securities	—	582,986	—
18. COMMITMENTS AND CONTINGENCIES
     Leases and Purchase Obligations — We lease certain property, plant and equipment used in our operations under both capital and operating lease agreements. Such leases, which are primarily for machinery, equipment and vehicles, have lease terms ranging from 1 to 20 years. Certain of the operating lease agreements require the payment of additional rentals for maintenance, along with additional rentals based on miles driven or units produced. Certain leases require us to guarantee a minimum value of the leased asset at the end of the lease. Our maximum exposure under those guarantees is not a material amount. Rent expense, including additional rent, was $121.7 million, $112.8 million and $116.7 million for 2004, 2003 and 2002, respectively.
     The composition of capital leases which are reflected as property, plant and equipment in our consolidated balance sheets are as follows:

	December 31
	2004	2003
	(In thousands)
Buildings and improvements	$851	$707
Machinery and equipment	1,739	1,925
Less accumulated amortization	(580)	(777)

	$2,010	$1,855

     We have entered into various contracts obligating us to purchase minimum quantities of raw materials used in our production processes, including organic soybeans and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw ingredients. In addition, we have contractual obligations to purchase various services that are part of our production process.
     Future minimum payments at December 31, 2004, under non-cancelable capital leases and operating leases with terms in excess of one year and purchase obligations are summarized below:

	Capital	Operating	Purchase
	Leases	Leases	Obligations
		(In thousands)
2005	$471	$93,953	$276,659
2006	311	77,832	45,713
2007	125	65,847	11,300
2008	—	54,893	11,300
2009	—	51,567	9,707
Thereafter	—	100,542	37,280

Total minimum lease payments	907	$444,634	$391,959

Less amount representing interest	(91)

Present value of capital lease obligations	$816

     Contingent Obligations Related to Milk Supply Arrangements — On December 21, 2001, in connection with our acquisition of the former Dean Foods Company, we purchased Dairy Farmers of America’s (“DFA”) 33.8% interest in our Dairy Group. In connection with that transaction, we entered into two agreements with DFA designed to ensure that DFA has the opportunity to continue to supply raw milk to certain of our facilities, or be paid for the loss of that business. One such agreement is a promissory note with a 20-year term that bears interest based on the consumer price index. Interest will not be paid in cash but will be added to the principal amount of the note annually, up to a maximum principal amount of $96 million. We may prepay the note in whole or in part at any time, without penalty. The note will only become payable if we ever materially breach or terminate one of our milk supply agreements with DFA without renewal or replacement. Otherwise, the note will expire in 2021, without any obligation to pay any portion of the principal or interest. Payments made under the note, if any, would be expensed as incurred. The other agreement would require us to pay damages to DFA if we fail to offer DFA the right to supply milk to certain facilities that we acquired as part of the former Dean Foods after the pre-existing agreements with certain other suppliers or producers expire.
     Contingent Obligations Related to Divested Operations — We have sold several businesses in recent years. In each case, we have retained certain known contingent obligations related to those businesses and/or assumed an obligation to indemnify the purchasers of the businesses for certain unknown contingent liabilities, including environmental liabilities. In the case of the sale of our Puerto Rico operations, we were required to post collateral, including one surety bond and one letter of credit, to secure our obligation to satisfy the retained known liabilities and to fulfill our indemnification obligation. We believe we have established adequate reserves for any potential liability related to our divested businesses. Moreover, we do not expect any liability that we may have for these retained liabilities, or any indemnification liability, to be material.
     Insurance — We retain selected levels of property and casualty risks, primarily related to employee health care, workers’ compensation claims and other casualty losses. Many of these potential losses are covered under conventional insurance programs with third party carriers with high deductible limits. In other areas, we are self-insured with stop-loss coverages. These deductibles range from $350,000 for medical claims to $2 million for casualty claims. We believe we have established adequate reserves to cover these claims.
     Litigation, Investigations and Audits — We are parties from time to time to certain claims, litigation, audits and investigations. We believe that we have established adequate reserves to satisfy any potential liability we may have under all such claims, litigations, audits and investigations that are currently pending. In our opinion, the settlement of any such currently pending or threatened matter is not expected to have a material adverse impact on our financial position, results of operations or cash flows.
19. FAIR VALUE OF FINANCIAL INSTRUMENTS
     Pursuant to SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” we are required to disclose an estimate of the fair value of our financial instruments as of December 31, 2004 and 2003. SFAS No. 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.
     Due to their near-term maturities, the carrying amounts of accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on our senior credit facility and most other debt are variable, their fair values approximate their carrying values.
     We have senior notes with an aggregate face value of $700 million with fixed interest rates ranging from 6.625% to 8.15% at December 31, 2004. These notes were issued by Legacy Dean prior to our acquisition of Legacy Dean, and had a fair market value of

$737.2 million at December 31, 2004.
     We have entered into various interest rate agreements to reduce our sensitivity to changes in interest rates on our variable rate debt. The fair values of these instruments and our senior notes were determined based on fair values for similar instruments with similar terms. The following table presents the carrying value and fair value of our senior notes and interest rate agreements at December 31:

	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
	of Liability	of Liability	of Liability	of Liability
	(In thousands)
Senior notes	$664,696	$737,188	$660,663	$699,234
Interest rate agreements	17,061	17,061	48,368	48,368
20. SEGMENT AND GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS
     We currently have two reportable segments: the Dairy Group and WhiteWave Foods Company.
     Our Dairy Group segment is our largest segment. It manufactures, markets and distributes a wide variety of branded and private label dairy case products, such as milk, cream, ice cream, cultured dairy products and juices, to retailers, distributors, foodservice outlets, schools and governmental entities across the United States.
     Our WhiteWave Foods Company segment manufactures, develops, markets and sells a variety of nationally branded soy, dairy and dairy-related products, such as Silk® soymilk and cultured soy products; Horizon Organic® milk, juice and other products; International Delight® coffee creamers; and LAND O’LAKES® creamers and cultured products. WhiteWave Foods Company sells its products to a variety of customers, including grocery stores, club stores, natural foods stores, mass merchandisers, convenience stores and foodservice outlets. WhiteWave Foods Company’s operations have historically been conducted through three distinct operating units: White Wave, Inc., Horizon Organic and Dean National Brand Group. We are currently in the process of consolidating these three operating units and expect the consolidation to be completed in 2006.
     The Dairy Group, which manufactures a portion of WhiteWave Foods Company’s products, transfers finished products to WhiteWave Foods Company at or near cost. A small percentage of WhiteWave Foods Company’s products (approximately $46.8 million and $20.6 million for 2004 and 2003, respectively) are sold through the Dairy Group’s direct store delivery network. Those sales, together with their related costs, are included in WhiteWave Foods Company for segment reporting purposes. Fixed assets, capital expenditures and depreciation related to the Dairy Group facilities that manufacture a portion of WhiteWave Foods Company’s products are reported as part of the Dairy Group, while intangibles and any associated amortization related to WhiteWave Foods Company’s brands are reported as part of WhiteWave Foods Company.
     Our International Group, which does not qualify as a reportable segment, consists of our Leche Celta and Rachel’s Organic businesses. Leche Celta manufactures, markets and sells private label and branded milk, butter and cream through its internal sales force to retailers and distributors across Spain and Portugal. Rachel’s Organic markets and sells premium organic milk, yogurt and desserts in the United Kingdom. Effective January 1, 2005 the Rachel’s Organic business, which had historically been included with our WhiteWave Foods Company segment, was moved to our International Group. Segment results for 2004 have been restated to reflect the Rachel’s Organic business in Corporate/Other. Net sales, income and assets of the International Group are reflected in the charts below on the Corporate/Other lines.
     We evaluate the performance of our segments based on operating profit or loss before gains and losses on the sale of assets, facility closing and reorganization costs and foreign exchange gains and losses. Therefore, the measure of segment profit or loss presented below is before such items.
     The amounts in the following tables are obtained from reports used by our executive management team and do not include any allocated income taxes or management fees. There are no significant non-cash items reported in segment profit or loss other than depreciation and amortization.

	2004(1)	2003(1)	2002(1)
		(In thousands)
Net sales to external customers:
Dairy Group	$8,665,431	$7,547,155	$7,600,985
WhiteWave Foods Company	1,010,267	598,948	401,692
Corporate/Other	360,579	244,882	199,571

Total	$10,036,277	$8,390,985	$8,202,248

Intersegment sales:
Dairy Group	$56,844	$27,982	$4,711
WhiteWave Foods Company	7,483	1,618	511

Total	$64,327	$29,600	$5,222

Operating income:
Dairy Group	$596,323	$640,162	$592,455
WhiteWave Foods Company	87,390	2,909	23,515
Corporate/Other	(77,636)	(65,570)	(67,936)

Segment operating income	606,077	577,501	548,034
Facility closing and reorganization costs	(24,575)	(11,787)	(19,050)
Other operating income	5,899	68,719	—

Total	587,401	634,433	528,984
Other (income) expense:
Interest expense and financing charges	198,900	188,109	222,568
Equity in (earnings) loss of unconsolidated affiliates	—	(244)	7,899
Other (income) expense, net	(370)	(2,530)	2,953

Consolidated income from continuing operations before tax	$388,871	$449,098	$295,564

Depreciation and amortization:
Dairy Group	$177,649	$154,744	$138,382
WhiteWave Foods Company	8,685	1,149	618
Corporate/Other	20,255	20,775	20,330

Total	$206,589	$176,668	$159,330

Assets:
Dairy Group	$5,389,258	$5,198,511	$5,205,298
WhiteWave Foods Company	1,086,078	527,740	161,198
Corporate/Other	548,328	504,335	473,689
Discontinued operations	732,704	761,950	742,081

Total	$7,756,368	$6,992,536	$6,582,266

Capital expenditures:
Dairy Group	$270,255	$243,503	$221,747
WhiteWave Foods Company	27,969	12,714	1,899
Corporate/Other	35,580	15,359	6,548

Total	$333,804	$271,576	$230,194

     Geographic Information

	Net Sales			Long-Lived Assets
	2004	2003	2002(1)	2004	2003	2002
			(In thousands)
United States	$9,675,698	$8,146,103	$8,002,677	$6,074,755	$5,616,574	$5,317,155
Europe	360,579	244,882	199,571	244,531	162,453	126,984

Total	$10,036,277	$8,390,985	$8,202,248	$6,319,286	$5,779,027	$5,444,139

(1)	Balances have been reclassified to remove discontinued operations.
     Major Customers — Our Dairy Group and WhiteWave Foods Company segments each had one customer that represented greater than 10% of their 2004 sales. Approximately 13.5% of our consolidated 2004 sales were to that same customer. In addition, our International Group had three customers that represented greater than 10% of their 2004 sales. Each of these customers represented less than 1% of our consolidated sales.

21. QUARTERLY RESULTS OF OPERATIONS (unaudited)
     The following is a summary of our unaudited quarterly results of operations for 2004 and 2003.

	Quarter
	First	Second	Third	Fourth
		(In thousands, except share data)
2004
Net sales	$2,260,177	$2,603,320	$2,583,578	$2,589,202
Gross profit	565,114	587,233	605,644	620,540
Income from continuing operations	54,305	61,846	37,826	85,184
Net income(1)(2)	69,240	77,073	40,192	98,869
Earnings per common share(3):
Basic	0.44	0.49	0.26	0.66
Diluted	0.43	0.47	0.25	0.64
2003
Net sales	$1,956,958	$2,016,214	$2,116,477	$2,301,336
Gross profit	519,997	541,889	540,768	556,611
Income from continuing operations	46,166	61,645	102,622	65,106
Net income(4)(5)	63,209	83,789	122,162	86,543
Earnings per common share(3):
Basic	0.49	0.60	0.79	0.56
Diluted	0.43	0.54	0.76	0.54

(1)	The results for the first, third and fourth quarters include facility closing and reorganization costs, net of tax, of $4.7 million, $6.8 million, and $3.4 million, respectively.

(2)	The results for the third quarter of 2004 include a charge of $21.2 million, net of tax, related to the early extinguishment of debt. The results for the fourth quarter of 2004 include other operating income related to the settlement of litigation of $3.8 million, net of taxes.

(3)	Earnings per common share calculations for each of the quarters were based on the basic and diluted weighted average number of shares outstanding for each quarter, and the sum of the quarters may not necessarily be equal to the full year earnings per common share amount.

(4)	The results for the first, second, third and fourth quarters include facility closing and reorganization costs, net of tax, of $(1.0) million, $1.9 million, $1.3 million and $5.2 million, respectively.

(5)	The results for the third and fourth quarters include a gain on sale of the frozen pre-whipped topping and frozen creamer operations and income related to the divestiture of 11 facilities in 2001 of $40.9 million, net of tax, and $1.8 million net of tax, respectively.
22. RELATED PARTY TRANSACTIONS
     Real Property Lease — We lease the land for our Franklin, Massachusetts facility from a partnership in which Alan Bernon, Chief Operating Officer of the Northeast region of our Dairy Group and a member of our Board of Directors, owns a 13.45% minority interest. (The remaining interests are owned by members of Mr. Bernon’s family.) Our lease payments were $700,000 in 2004, 2003 and 2002.
     Minority Interest in Consolidated Container Holding Company — We hold our minority interest in Consolidated Container Company through our subsidiary Franklin Plastics, Inc., in which we own an approximately 99% interest. Alan Bernon, Chief Operating Officer of the Northeast region of our Dairy Group and a member of our Board of Directors, and his brother, Peter Bernon, collectively own less than 1% of Franklin Plastics, Inc. We spent approximately $235.5 million, $167.9 million and $128.7 million on products purchased from CCC for the years ended December 31, 2004, 2003 and 2002, respectively. In the fourth quarter of 2004 we purchased equipment previously owned and operated by CCC totaling $3.2 million.

     Aircraft Leases — On March 24, 2003, the independent members of our Board of Directors voted to purchase two companies from Gregg Engles (our Chief Executive Officer and Chairman of our Board of Directors) and Pete Schenkel (President of our Dairy Group and also a member of our Board of Directors). The companies owned two aircraft, which we previously leased from them. As consideration for the purchase of the lessor companies from Messrs. Engles and Schenkel, we assumed the indebtedness that the lessor entities incurred to finance the purchase of the aircraft. No other consideration was paid to Mr. Engles or Mr. Schenkel, directly or indirectly. The aggregate principal balance of the indebtedness that we assumed was approximately $9.6 million, which approximated the then-current fair market value of the aircraft. Because the market value of the assets we acquired in the transaction was equal to the value of the liabilities that we assumed, there was no income statement impact related to the transaction. Prior to the acquisition, we paid the companies a combined total of $2.1 million during 2002 under the aircraft lease agreements.
23. SUBSEQUENT EVENTS (unaudited)
     Receivables-Backed Facility Amendment — On January 3, 2005, we amended our receivables-backed facility pursuant to which (1) Horizon Organic and White Wave became parties to the facility, (2) the facility borrowing limit was increased to $600 million from $500 million and (3) the facility termination date was extended to November 17, 2007. On November 17, 2005 we again amended our receivables-backed facility to extend the termination date to November 16, 2008 and to modify the definitions of concentration limit and dilution reserve, which we expect to slightly increase our borrowing capacity under the facility.
     Senior Credit Facility Amendment — In May 2005, we amended our senior credit facility to modify the interest rate on the revolving credit facility and term loan. With the amendment, both the revolving credit facility and term loan bear interest, at our election, at the base rate plus a margin that varies from zero to 25 basis points depending on our credit ratings (as issued by Standard & Poor’s and Moody’s), or LIBOR plus a margin that varies from 50 to 150 basis points, depending on our credit ratings (as issued by Standard & Poor’s and Moody’s). On November 18, 2005 we again amended our senior credit facility pursuant to which the maximum leverage covenant was modified to 4.35 to 1.00 through March 31, 2007 and then 4.00 to 1.00 thereafter.
     Senior Notes — One note with a $100 million face value at 6.75% matured and was repaid in June 2005.
     Interest Rate Agreements — During the second quarter of 2005, we entered into additional interest rate swap agreements that become effective for us in December 2005 and expire in December 2010. These swaps have a total notional amount of $500 million and fixed interest rates of 4.07% to 4.27%. During the fourth quarter of 2005, we again entered into additional interest rate swap agreements that become effective for us in December 2005 and expire in December 2006 and 2007. These swaps have a total notional amount of $600 million and fixed interest rates of 4.79% to 4.84%.
     Spin-off of TreeHouse — On June 27, 2005 we completed the spin-off of our indirect majority owned subsidiary TreeHouse. The spin-off was effective by means of a share dividend of TreeHouse common stock; we recorded a dividend of $492.4 million in our retained earnings for the transaction. We adjusted the number and exercise price of certain outstanding stock options and stock units at the time of the spin-off to maintain the aggregated fair value of the stock options and stock units before and after the spin-off. We issued an additional 2.0 million stock options at a weighted average exercise price of $18.14 and an additional 472,000 stock units. See Notes 1,2 and 11.
     Sale of Marie’s Dips and Dressings and Dean’s Dips — On August 22, 2005 we completed the sale of the tangible and intangible assets related to the production and distribution of Marie’s dips and dressings and Dean’s dips to Ventura Foods. The sales price was approximately $194 million and we recognized a gain on the sale of the businesses of approximately $37.8 million. See Notes 1 and 2.
     Stock Repurchase — Between January 1 and December 12, 2005 we spent approximately $697.4 million to repurchase 18.8 million shares of our common stock for an average price of $37.04 per share, excluding commissions and fees. On August 10, 2005 and again on November 2, 2005 our Board authorized a $300 million increase in our stock repurchase program for a total of $600 million. At December 12, 2005, approximately $20.6 million remained available under our stock repurchase authorization. The repurchases were funded using borrowings under our senior credit facility.

FINANCIAL STATEMENT SCHEDULE
Financial Statement Schedule
     Report of Independent Registered Public Accounting Firm
     Schedule II — Valuation and Qualifying Accounts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Dean Foods Company
Dallas, Texas
     We have audited the consolidated financial statements of Dean Foods Company and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, and have issued our report thereon dated March 14, 2005 (December 7, 2005 for the Discontinued Operations caption in Note 2 and the Guarantor Information caption in Note 9) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2002 in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standard No. 142); such report is included elsewhere in this Exhibit 99.2 to Current Report on Form 8-K. Our audits also included the consolidated financial statement schedule of the Company listed in schedule II.  This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.  In our opinion, such consolidated financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.
DELOITTE & TOUCHE LLP
Dallas, Texas
March 14, 2005 (December 7, 2005 for the Discontinued Operations caption in Note 2 and the Guarantor Information caption in Note 9)

SCHEDULE II
DEAN FOODS COMPANY AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2004, 2003 and 2002
     Allowance for doubtful accounts deducted from accounts receivable:

	Balance			Recoveries	Write-Off of
	Beginning	Charged to		of Accounts	Uncollectible	Balance
Year	of Year	Income	Acquisitions	Written Off	Accounts	End of Year
			(In thousands)
2002	$27,413	$18,785	$1,716	$1,129	$15,470	$33,573
2003	33,573	9,038	881	1,733	13,541	31,684
2004	31,684	(1,535)	2,052	2,251	10,359	24,093